Exhibit 10.1

Execution Version

DEED OF AMENDMENT AND RESTATEMENT

IN RESPECT OF THE PREPAYMENT ADDENDUM DATED 24 OCTOBER 2025

dated 12 February 2026

between

GRAN TIERRA ENERGY COLOMBIA GMBH
GRAN TIERRA OPERATIONS COLOMBIA GMBH
GRAN TIERRA ENERGY ECUADOR 1 GMBH
and

GRAN TIERRA ENERGY ECUADOR 2 GMBH

as Sellers

and

TRAFIGURA PTE LTD and

TRAFIGURA MARKETING COLOMBIA S.A.S.

as Buyers

CONTENTS

Page

1.	DEFINITIONS AND INTERPRETATION	3
2.	EFFECTIVE DATE	5
3.	AMENDMENT AND RESTATEMENT	5
4.	CHANGES TO THE PARTIES	5
5.	EXISTING ADVANCE	6
6.	AGENT CONSENT	6
7.	REPRESENTATIONS AND WARRANTIES	6
8.	CONTINUATION	6
9.	FURTHER ASSURANCE	6
10.	FEES AND EXPENSES	6
11.	MISCELLANEOUS	6
12.	GOVERNING LAW	7

SCHEDULES

SCHEDULE 1CONDITIONS PRECEDENT	8
SCHEDULE 2AMENDED AND RESTATED PREPAYMENT AGREEMENT	11

THIS DEED (this “Deed”) is made as a deed and is dated 12 February 2026 and made between:

(1)	GRAN TIERRA ENERGY COLOMBIA GMBH registered as a limited liability company under the laws of Switzerland, with its registered office at Pilatusstrasse 41, 6003 Lucerne, Switzerland acting through both its Ecuadorian and Colombian branches (“Original Seller”);

(2)	GRAN TIERRA OPERATIONS COLOMBIA GMBH registered as a limited liability company under the laws of Switzerland, with its registered office at Pilatusstrasse 41, 6003 Lucerne, Switzerland acting through its Colombian branch (“GTOC”);

(3)	GRAN TIERRA ENERGY ECUADOR 1 GMBH registered as a limited liability company under the laws of Switzerland, with its registered office at Pilatusstrasse 41, 6003 Lucerne, Switzerland (“GTEE1”);

(4)	GRAN TIERRA ENERGY ECUADOR 2 GMBH registered as a limited liability company under the laws of Switzerland, with its registered office at Pilatusstrasse 41, 6003 Lucerne, Switzerland (“GTEE2”, and together with GTOC and GTEE1 the “Additional Sellers” and each an “Additional Seller” and together with the Original Seller, the “Sellers”);

(5)	TRAFIGURA PTE LTD a company incorporated under the laws of Singapore, having its offices at 10 Collyer Quay #29-01/05, Ocean Financial Centre, Singapore 049315, Singapore (the “Original Buyer”); and

(6)	TRAFIGURA MARKETING COLOMBIA S.A.S., incorporated under the laws of Colombia through private document on August 15, 2013 registered in the cámara de comercio of Bogotá Under No. 01757607 of File IX, with Tax ID No. 900.646.156-8 and with address at CARRERA 11 NO. 82-01, PISO 7 CENTRO DE NEGOCIOS ANDINO, BOGOTA D.C, 110221 BOGOTÁ, Colombia (the “Additional Buyer” and together with the Original Buyer, the “Buyers”).

RECITALS

(A)	Pursuant to a prepayment addendum dated 24 October 2025 (as amended and/or restated from time to time) (the “Existing Prepayment Addendum”) between the Original Seller and the Original Buyer, the Original Buyer agreed to make available to the Original Seller an initial advance of up to USD 150,000,000 in respect of delivery of Product by the Original Seller to the Original Buyer.

(B)	The Parties to this Deed have agreed, upon the occurrence of the Effective Date to amend and restate the Existing Prepayment Addendum as set out in this Deed, in order to (among other matters) include the Additional Sellers as Sellers, include the Additional Buyer as a Buyer, and for the Buyers to make additional Advances to the Sellers.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Terms defined in the Amended and Restated Prepayment Agreement shall, unless otherwise defined in this Deed or a contrary intention appears, have the same meaning when used in this Deed (including in the Recitals above, and regardless of whether the Effective Date has occurred) and the following terms shall have the following meanings:

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“Amended and Restated Prepayment Agreement” means the Existing Prepayment Addendum as amended and restated in accordance with this Deed in the form set out in Schedule 2 (Amended and Restated Prepayment Agreement).

“Amendment and Restatement Documents” means each of:

(a)	this Deed (including the Amended and Restated Prepayment Agreement);

(b)	the Fee Letter to be entered on or about the date of this Deed (the “Upsize Fee Letter”);

(c)	each Promissory Note;

(d)	the replacement Guarantee to be entered on or about the date of this Deed.

“Effective Date” means the date on which the Buyers’ Agent has notified the Sellers’ Agent that it has received the documents specified in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Buyers, in accordance with Clause 2 (Effective Date).

“Existing Security Documents” means, collectively, the following security agreements (as amended, supplemented or otherwise modified from time to time) governed by Colombian law, each entered into on 16 April, 2025:

(a)	the Assets Pledge Agreement (Contrato de Garantía Mobiliaria sobre Activos) entered into between GTEC as guarantor and GLAS Americas LLC as security agent;

(b)	the Commercial Agreements Pledge Agreement (Contrato de Garantía Mobiliaria sobre Acuerdos de Comercialización) entered into between GTEC, GTOC and GTEC CI as guarantors and GLAS Americas LLC as security agent;

(c)	the Exploration and Production Agreements Pledge Agreement (Contrato de Garantía Mobiliaria sobre Acuerdos de Exploración y Producción) entered into between GTEC, GTOC and GTEC CI as guarantors and GLAS Americas LLC as security agent;

(d)	the Operation and Maintenance Agreements Pledge Agreement (Contrato de Garantía Mobiliaria sobre Acuerdos de Operación y Mantenimiento) entered into between GTEC, GTOC and GTEC CI as guarantors and GLAS Americas LLC as security agent; and

(e)	the Commercial Establishment Pledge Agreement (Contrato de Garantía Mobiliaria sobre Establecimiento de Comercio) entered into between GTOC as guarantor and GLAS Americas LLC as security agent.

“Party” means a party to this Deed.

“Termination Agreements” means the termination and release agreements to be entered into between the parties in respect of each Existing Security Document pursuant to which such parties shall (i) terminate such Existing Security Documents (ii) release in full the Security created thereunder; and (iii) effect the cancellation of any related registrations in the Registro de Garantías Mobiliarias.

1.2	Interpretation

The provisions of clause 1.2 (Construction) of the Amended and Restated Prepayment Agreement shall apply to this Deed with references to Clauses and Schedules deemed to be references to clauses and schedules of this Deed unless otherwise specified.

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1.3	Third party rights

The provisions of clause 1.4 (Third party rights) of the Amended and Restated Prepayment Agreement shall apply to this Deed.

1.4	Capacities

Each Party executes this Deed in each capacity in which it is a party to this Deed, the Existing Prepayment Addendum and the Amended and Restated Prepayment Agreement.

1.5	Designation

The Sellers and the Buyers hereby designate this Deed a “Prepayment Document” for the purposes of the Amended and Restated Prepayment Agreement, on and from the Effective Date.

2.	EFFECTIVE DATE

The Buyers’ Agent shall notify the Sellers’ Agent promptly when it has received the documents and evidence specified in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Buyers.

3.	AMENDMENT AND RESTATEMENT

With effect from (and including) the Effective Date:

(a)	the Existing Prepayment Addendum shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Amended and Restated Prepayment Agreement) to this Deed and so that the rights and obligations of the Parties relating to their performance under the Existing Prepayment Addendum from (and including) the Effective Date shall be governed by, and construed in accordance with, the terms of the Amended and Restated Prepayment Agreement; and

(b)	the Prepayment Documents shall be read and construed as if all references therein to the Existing Prepayment Addendum are references to the Amended and Restated Prepayment Agreement.

4.	CHANGES TO THE PARTIES

4.1	Additional Sellers

With effect on and from the Effective Date, each Additional Seller shall:

(a)	become a Seller under the Amended and Restated Prepayment Agreement; and

(b)	be entitled to the rights and benefits and be bound by and undertake to perform all the obligations of the Sellers under the Amended and Restated Prepayment Agreement.

4.2	Additional Buyer

With effect on and from the Effective Date, the Additional Buyer shall:

(a)	become a Buyer under the Amended and Restated Prepayment Agreement; and

(b)	be entitled to the rights and benefits and be bound by and undertake to perform all the obligations of the Buyers under the Amended and Restated Prepayment Agreement.

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5.	EXISTING ADVANCE

On and from the Effective Date, each Advance then outstanding under the Existing Prepayment Addendum shall be deemed to have been made under and in accordance with the terms of the Amended and Restated Prepayment Agreement without the need to remake the same.

6.	AGENT CONSENT

The Buyers confirm that the Agent (acting on behalf of the Prepayment Facility Lenders) has consented to the amendment and restatement of the Existing Prepayment Addendum on the terms set out in this Deed.

7.	REPRESENTATIONS AND WARRANTIES

Each Seller makes the representations and warranties set out in clause 17 (Representations) of the Amended and Restated Prepayment Agreement to the Buyer and to the Prepayment Facility Lenders (acting through the Buyer) for itself and in respect of the Guarantor on the date of this Deed, and on the Effective Date by reference to the facts and circumstances then existing.

8.	CONFIRMATION

8.1	Each Seller confirms that, save as amended by this Deed:

(a)	the Transaction Documents remain and shall continue in full force and effect; and

(b)	the obligations and liabilities of the Original Seller under the Transaction Documents remain and shall continue in full force and effect.

9.	NO WAIVER

Nothing in this Deed shall constitute a waiver or release of any right or remedy of the Original Buyer under the Prepayment Documents, nor otherwise prejudice, any right or remedy of the Original Buyer under the Existing Prepayment Addendum or any other Prepayment Document.

10.	FURTHER ASSURANCE

Each Seller agrees that it shall promptly, upon the request of the Buyers, execute and deliver at its own expense any document and do any act or thing in order to give effect to any of the Amendment and Restatement Documents.

11.	FEES AND EXPENSES

In accordance with clause 16.2 (Amendment Costs) of the Amended and Restated Prepayment Agreement, the Sellers shall within 15 Business Days of demand reimburse the Buyers for the amount of all costs and expenses (including pre agreed legal fees) reasonably incurred by the Buyers in relation to the negotiation, preparation, printing and/or execution of this Deed.

12.	MISCELLANEOUS

The provisions of clauses 1.5 (Joint and Several Liability of the Sellers), 15.5 (Stamp taxes), 26 (Notices), 28 (Partial invalidity), 29 (Remedies and waivers), 31 (Counterparts) and 34 (Enforcement) of the Amended and Restated Prepayment Agreement shall apply to this Deed as though those clauses were set out in this Deed, but as if references in those clauses to “this Agreement” and “Transaction Documents” were references to this Deed.

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13.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

THIS DEED has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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SCHEDULE 1

CONDITIONS PRECEDENT

1.	CORPORATE AUTHORISATIONS

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Amendment and Restatement Documents to which it is a party and resolving that it execute, deliver and perform the same;

(ii)	authorising a specified person or persons to execute the Amendment and Restatement Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Amendment and Restatement Documents (including, if relevant, the Advance Request) to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Seller, approving the terms of, and the transactions contemplated by, the Amendment and Restatement Documents to which the Seller is a party.

(e)	A certificate of a director or officer of each Obligor confirming that drawing the Advances would not cause any borrowing or similar limit binding on that Obligor to be exceeded.

(f)	A certificate of good standing or equivalent of the Guarantor.

(g)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Deed.

2.	AMENDMENT AND RESTATEMENT DOCUMENTS

An original of each of the Amendment and Restatement Documents, duly executed by each of the parties thereto.

3.	PROMISSORY NOTES

The original Promissory Notes (pagarés) issued by GTEC and GTOC in favour of Trafigura PTE, together with the corresponding letter of instructions (carta de instrucciones), in each case duly executed by the relevant issuer and delivered to Trafigura PTE, and valid, binding and enforceable under Colombian law and providing executive title (mérito ejecutivo) in Colombia.

4.	SALE AND PURCHASE AGREEMENTS

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The Sale and Purchase Agreements in respect of the Assets, duly executed by the parties thereto and on terms satisfactory to the Buyer.

5.	LEGAL OPINIONS

(a)	A legal opinion of Baker McKenzie Switzerland AG, legal advisers to the Sellers as to Swiss law, in relation to the capacity and authority of the Sellers to enter into and perform their obligations under the Amendment and Restatement Documents and the Sale and Purchase Agreements in respect of the Colombian Assets to which they are a party, in substantially the form distributed to the Buyer prior to the Effective Date.

(b)	A legal opinion of Bracewell LLP in relation to the capacity and authority of the Guarantor to enter into and perform its obligations under the replacement Guarantee, in substantially the form distributed to the Buyer prior to the Effective Date.

(c)	A legal opinion of Reed Smith LLP, legal advisers to the Buyers as to English law, in relation to the enforceability of each of the English law Amendment and Restatement Documents, in substantially the form distributed to the Buyer prior to the Effective Date.

(d)	A legal opinion of Pérez-Llorca, Gómez-Pinzón S.A.S., legal advisers to the Buyers as to Colombian law, in relation to the enforceability of each of the Promissory Notes.

6.	ASSET DOCUMENTS

A certificate issued by an authorised signatories of GTEC and GTOC, dated on or following the date of this Deed, certifying that:

(a)	all licenses, Environmental Permits and other approvals and Authorisations required by applicable law in respect of the Assets have been obtained and are in full force and effect as at the date of such certificate;

(b)	no ongoing administrative, judicial and/or arbitral proceedings involving the Assets have (to the best of their knowledge and belief (having made due and careful enquiry)) been started or threatened against them;

(c)	at such time, no abandonment and decommissioning arrangements are required to be undertaken in respect of the Assets; and

(d)	for a period of at least 12 months from the date thereof, the production performance of the Assets, the capital expenditure profile of GTEC and GTOC and the cash flow generated from the Assets is no lower than as anticipated under the then-current Financial Model.

7.	INSURANCE

A letter from Gallagher, as the Sellers’ insurance broker, dated on or following the date of this Deed and addressed to the Buyer, listing the required insurance policies of the Group and confirming that:

(a)	all of the required insurance policies (including in relation to the Assets) are in place and are valid and on risk; and

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(b)	that the insurance coverage for the Group as at the date thereof is at an acceptable level and covering appropriate risks for the business carried out by the Group in accordance with market practice.

8.	OTHER DOCUMENTS AND EVIDENCE

(a)	Copies of the Original Financial Statements of GTOC.

(b)	Evidence that the fees, costs and expenses then due and payable by the Sellers under this Deed and the Upsize Fee Letter have been paid or, in respect of the Buyers’ and the Agent’s legal fees, will be paid by the Sellers from the proceeds of the Upsize Advance or otherwise within fifteen (15) Business Days of receipt of demand supported by invoices from the Buyer’s and the Agent’s respective legal advisors.

(c)	A copy of any other Authorisation or other document, opinion or assurance which the Buyer considers to be necessary or desirable in connection with the Transaction Documents and the performance of the obligations of the Sellers pursuant to the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document, provided that the Buyer has notified the relevant Seller of any such Authorisation, document, opinion or assurance prior to the date of this Deed.

(d)	Written evidence, in form and substance satisfactory to the Buyer, that a process agent, appointed by each of the Additional Sellers to accept service of any proceedings under this Deed and the other applicable Prepayment Documents in the English courts on its behalf, has accepted its appointment.

(e)	An updated Group Structure Chart showing each Obligor.

(f)	A statement prepared by the facility agent under the RBL Credit Agreement showing that no amounts are outstanding to GTEC under RBL Credit Agreement.

(g)	A copy of a notice of cancellation from GTEC to the agent under the RBL Credit Agreement cancelling all of available commitments under the RBL Credit Agreement.

(h)	Each of the Termination Agreements, duly executed by the parties thereto.

(i)	Evidence, in form and substance satisfactory to the Buyer, that pursuant to the Termination Agreements, all Existing Security Documents and their related registrations in the Registro Nacional de Garantías Mobiliarias have been released, discharged and/or cancelled (as applicable), and that all related filings, notices and acknowledgements required to effect such release, discharge and/or cancellation have been duly made and obtained.

(j)	A payment instruction from GTEC to JP Morgan instructing that the proceeds of the first Upsize Advance (other any amounts to be deducted by the Buyers in accordance with the Upsize Fee Letter and up to USD 5,000,000 which may be retained for the purpose set out in clause 4.1(b)(ii) (The Purpose) of the Amended and Restated Prepayment Agreement) are applied in accordance with clause 4.1(b)(i) (The Purpose) of the Amended and Restated Prepayment Agreement.

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SCHEDULE 2

AMENDED AND RESTATED PREPAYMENT AGREEMENT

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DATED 24 OCTOBER 2025 AND AS AMENDED AND RESTATED ON THE AMENDMENT AND RESTATEMENT EFFECTIVE DATE

(1)	GRAN TIERRA ENERGY COLOMBIA GMBH, GRAN TIERRA OPERATIONS COLOMBIA GMBH, GRAN TIERRA ENERGY ECUADOR 1 GMBH AND GRAN TIERRA ENERGY ECUADOR 2 GMBH (AS SELLERS)

(2)	TRAFIGURA PTE LTD AND TRAFIGURA MARKETING COLOMBIA S.A.S. (AS BUYERS)

PREPAYMENT AGREEMENT

EXECUTION VERSION

Reed Smith LLP
1 Blossom Yard
London
E1 6RS
UK
+44 (0)20 3116 3000
Fax +44 (0)20 3116 3999
reedsmith.com

CONTENTS

CLAUSE

1	DEFINITIONS AND INTERPRETATION	2
2	PREPAYMENT FACILITY AGREEMENT	31
3	ADVANCES	31
4	THE PURPOSE	32
5	CONDITIONS TO ADVANCE	32
6	ADVANCE	33
7	DISCHARGE OF OBLIGATIONS	34
8	VOLUNTARY REIMBURSEMENT	36
9	MANDATORY REIMBURSEMENT AND CANCELLATION	37
10	RESTRICTIONS	39
11	SURCHARGE	40
12	DEFAULT INTEREST	41
13	INABILITY TO DETERMINE RATES; BENCHMARK REPLACEMENT	42
14	SURCHARGE PERIODS	43
15	TAX GROSS-UP AND INDEMNITIES	43
16	COSTS AND EXPENSES	46
17	REPRESENTATIONS	48
18	INFORMATION UNDERTAKINGS	56
19	COVERAGE RATIOS	60
20	GENERAL UNDERTAKINGS	62
21	EVENTS OF DEFAULT	71
22	CHANGES TO THE PARTIES	76
23	SWISS LIMITATIONS	76
24	PAYMENT MECHANICS	79
25	SET-OFF	80
26	NOTICES	81
27	CALCULATIONS AND CERTIFICATES	82
28	PARTIAL INVALIDITY	83
29	REMEDIES AND WAIVERS	83
30	AMENDMENTS AND WAIVERS	83
31	COUNTERPARTS	83
32	NO ADVISORY OR FIDUCIARY RESPONSIBILITY	83
33	GOVERNING LAW	84
34	ENFORCEMENT	84

SCHEDULE

CONTENTS PAGE 1

THIS PREPAYMENT AGREEMENT (this ‘Agreement’) is made on the 24 day of October 2025 and is amended and restated on the Amendment and Restatement Effective Date (as defined below)

BETWEEN:

(1)	GRAN TIERRA ENERGY COLOMBIA GMBH, registered as a limited liability company under the laws of Switzerland, with its registered office at Pilatusstrasse 41, 6003 Lucerne, Switzerland acting through both its Ecuadorian and Colombian branches (‘GTEC’);

(2)	GRAN TIERRA OPERATIONS COLOMBIA GMBH, registered as a limited liability company under the laws of Switzerland, with its registered office at Pilatusstrasse 41, 6003 Lucerne, Switzerland acting through its Colombian branch (‘GTOC’);

(3)	GRAN TIERRA ENERGY ECUADOR 1 GMBH, registered as a limited liability company under the laws of Switzerland, with its registered office at Pilatusstrasse 41, 6003 Lucerne, Switzerland (‘GTEE1’);

(4)	GRAN TIERRA ENERGY ECUADOR 2 GMBH, registered as a limited liability company under the laws of Switzerland, with its registered office at Pilatusstrasse 41, 6003 Lucerne, Switzerland (‘GTEE2’);

(GTEC, GTOC, GTEE1 and GTEE2 together being the ‘Sellers’ and each a ‘Seller’),

(5)	TRAFIGURA PTE LTD, a company incorporated under the laws of Singapore, having its offices at 10 Collyer Quay #29-01/05, Ocean Financial Centre, Singapore 049315, Singapore (‘Trafigura PTE’); and

(6)	TRAFIGURA MARKETING COLOMBIA S.A.S., a company incorporated under the laws of Colombia through private document on August 15, 2013 registered in the cámara de comercio of Bogotá Under No. 01757607 of File IX, with Tax ID No. 900.646.156-8 and with address at CARRERA 11 NO. 82-01, PISO 7 CENTRO DE NEGOCIOS ANDINO, BOGOTA D.C, 110221 BOGOTÁ Colombia (‘Trafigura Colombia’ and together with Trafigura PTE the ‘Buyers’ and each a ‘Buyer’).

RECITALS:

(A)	The Buyers and the Sellers have entered into Sale and Purchase Agreements relating to the sale and purchase of Product.

(B)	The Buyers intend, subject to and in accordance with this Agreement, to make advances available to the Sellers under this Agreement in respect of the delivery of Product by the Sellers to the Buyers under the Sale and Purchase Agreements.

(C)	Amounts otherwise payable by the Buyers to the Sellers in respect of the delivery of Product by the Sellers to the Buyers under the Sale and Purchase Agreements may be applied in discharge of the Sellers’ obligations with respect to the advance under, and in accordance with the terms of, this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

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‘10 Non-Bank Rule’ means the rule that the aggregate number of creditors under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

‘20 Non-Bank Rule’ means the rule that the aggregate number of creditors (including the Buyers), other than Qualifying Banks, of each of the Sellers under all its outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), all in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

‘ABR’ means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate or (c) the Floor.

‘Accounting Reference Date’ means 31 December.

‘Advance’ means the aggregate of the following once made, and each an ‘Advance’:

(a)	the Initial Advance or the principal amount outstanding for the time being of the Initial Advance;

(b)	each Upsize Advance or the principal amount outstanding for the time being of the Upsize Advances; and

(c)	subject to Clause 3.3 (The Upsize Accordion Advance), each Upsize Accordion Advance or the principal amount outstanding for the time being of the Upsize Accordion Advances.

‘Advance Date’ means the date on which an Advance is or will be made.

‘Advance Payment Costs’ means all amounts, liabilities and obligations of Trafigura PTE under or in connection with the Prepayment Facility Agreement (in the form as executed on the Signing Date and without taking into account any subsequent amendments (the ‘Executed Prepayment Facility Agreement’)) which would be payable or repayable by Trafigura PTE but for the terms of any provisions in the Executed Prepayment Facility Agreement either limiting recourse to Trafigura PTE or conditioning the payment obligations of Trafigura PTE in respect of such amounts, liabilities and obligations to receipt by Trafigura PTE of such amounts, liabilities and obligations from the Sellers under this Agreement (including in respect of fees, break costs, cost of funds, indemnity payments, increased costs, preservation of rights or enforcement costs and mandatory prepayment events specified in the Executed Prepayment Facility Agreement).

‘Advance Reimbursement Amount’ means, for any Relevant Period, the amount set out opposite the date at the end of such Relevant Period in the column entitled ‘Advance Reimbursement Amount’ in the then prevailing Advance Reimbursement Schedule.

‘Advance Reimbursement Schedule’ means the schedule of Advance Reimbursement Amounts for each Relevant Period set out in Schedule 3 (Advance Reimbursement Schedule) as the same may be replaced pursuant to and in accordance with each Advance Request.

‘Advance Request’ means a notice substantially in the form set out in Schedule 2 (Form of Advance Request).

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‘Affiliate’ means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

‘Agent’ means Banco Santander S.A. in its capacity as agent for and on behalf of the Prepayment Facility Lenders under the Prepayment Finance Documents.

‘Agent Account’ means the following account:

USD
Intermediary Bank (Field 56)	XXXXXXXXXXXX
XXXXXXXXXXXX
Correspondent Bank (Field 57)	XXXXXXXXXXXX
XXXXXXXXXXXX
Account	XXXXXXXXXXXX
Beneficiary (Field 58/59)	XXXXXXXXXXXX
XXXXXXXXXXXXs
Account	XXXXXXXXXXXX
Reference:	XXXXXXXXXXXX

‘Amendment and Restatement Agreement’ means the deed of amendment and restatement dated 12 February 2026 between, amongst others, each Buyer and each Seller pursuant to which this Agreement is amended and restated.

‘Amendment and Restatement Effective Date’ means the ‘Effective Date’ as defined under the Amendment and Restatement Agreement.

‘Annual Budget’ means each budget relating to the Assets of a Seller for each Financial Year as delivered by the relevant Seller to the Buyers’ Agent pursuant to Clause 18.4 (Information: Fields) in a form acceptable to the Buyers’ Agent.

‘Annual Financial Statements’ has the meaning given to that term in Clause 18.1(a) (Financial statements).

‘Anti-Corruption Laws’ means:

(a)	the United Kingdom Bribery Act 2010;

(b)	the United States Foreign Corrupt Practices Act of 1977;

(c)	Anti-Money Laundering Laws;

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(d)	any implementing legislation enacted in any jurisdiction pursuant to the OECD Convention on Combating Bribery of Public Officials in International Business Transactions; and

(e)	any similar laws or regulations in any jurisdiction relating to bribery, corruption or any similar practices.

‘Anti-Money Laundering Laws’ means any applicable laws or regulations in any jurisdiction in which any member of the Group is located or doing business that relate to money laundering and terrorism financing, any predicate crime to money laundering, any financial record keeping and reporting requirements related thereto, including, without limitation, the Organic Law of 17 February 2021 No. 392 ‘On Amendments to the Comprehensive Organic Criminal Code in Relation to Anti-Corruption’ of the Republic of Ecuador, and Law 599 of 2000 ‘Colombian Penal Code’ of the Republic of Colombia.

‘Applicable Accounting Principles’ means, with respect to the Guarantor, GAAP, as in effect from time to time in the United States and as applicable to the Guarantor on a basis consistent with the financial statements of the Guarantor most recently delivered pursuant to Clause 18.1 (Financial statements).

‘Applicable Rate’ means the sum of the Term SOFR during the corresponding Surcharge Period and the Margin.

‘Assets’ means each of:

(a)	the Ecuadorian Assets;

(b)	the Colombian Assets; and

(c)	any other asset agreed by the Sellers and the Buyers’ Agent,

and in each case, from which Product shall be sold and delivered by the relevant Seller to the relevant Buyer(s) under the applicable Sale and Purchase Agreement, together with the rights over the Concession Agreements and the wells, equipment, records, operator contracts and production sharing contracts in connection therein, inventory, indexed inventory, included pipelines and any integrated facilities, terminals or operational complex.

‘Auditors’ means the certified public accounting firm(s) engaged to audit the financial statements of each of the Sellers.

‘Authorisation’ means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

‘Availability Period’ means:

(a)	in respect of the Initial Advance, the period commencing on the Signing Date and ending on the date falling ten (10) days after the Signing Date (the ‘Initial Availability Period’);

(b)	in respect of the Upsize Advances, the period commencing on the Amendment and Restatement Effective Date and ending on 31 December 2026 (the ‘Upsize Advance Availability Period’);

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(c)	in respect of the Upsize Accordion Advance, the period commencing on the Upsize Accordion Advance Effective Date and ending 31 December 2026 (the ‘Upsize Accordion Availability Period’).

‘Available Upsize Accordion Advance Amount’ means the Upsize Accordion Advance Amount less the aggregate amount of any Upsize Accordion Advances that have been made or (if applicable) are due to be made prior to the proposed Advance Date (to the extent not cancelled or reduced under this Agreement).

‘Available Upsize Advance Amount’ means the Maximum Upsize Advance Amount less the aggregate amount of any Upsize Advances that have been made or (if applicable) are due to be made prior to the proposed Advance Date (to the extent not cancelled or reduced under this Agreement).

‘Benchmark’ means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR or the then Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Clause 13 (Inability To Determine Rates; Benchmark Replacement).

‘Benchmark Replacement’ means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Buyers’ Agent and the Sellers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Prepayment Documents.

‘Benchmark Replacement Adjustment’ means, with respect to any replacement of the then-current Benchmark with an unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Buyers’ Agent and the Sellers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement for Dollar-denominated credit facilities at such time.

‘Benchmark Replacement Date’ means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of paragraph (a) or (b) of the definition of ‘Benchmark Transition Event’, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all available tenors of such Benchmark (or such component thereof); or

(b)	in the case of paragraph (c) of the definition of ‘Benchmark Transition Event’, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-

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representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such paragraph (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date, for the avoidance of doubt, the ‘Benchmark Replacement Date’ will be deemed to have occurred in the case of paragraph (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current available tenors of such Benchmark (or the published component used in the calculation thereof).

‘Benchmark Transition Event’ means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all available tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all available tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all available tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative, for the avoidance of doubt, a ‘Benchmark Transition Event’ will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Benchmark (or the published component used in the calculation thereof).

‘Benchmark Unavailability Period’ means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Clause 13 (Inability To Determine Rates; Benchmark Replacement) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Prepayment Document in accordance with Clause 13 (Inability To Determine Rates; Benchmark Replacement).

‘Bonds’ means:

(a)	7.75% Senior Notes, due May 2027;

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(b)	9.50% Senior Notes, due October 2029; and

(c)	9.75% Senior Notes, due April 2031.

‘Break Costs’ means the amount (if any) by which:

(a)	the Surcharge Amount which the Buyers would have received for the period from the date of receipt of all or any part of the Advance or Unpaid Sum to the last day of the current Surcharge Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Surcharge Period, exceeds:

(b)	the amount which the Buyers would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Surcharge Period.

‘Business Day’ means a day (other than a Saturday or Sunday) on which banks are open for general business in Madrid, Spain, London, United Kingdom, New York City, United States and Bogotá, Colombia.

‘Buyer Assignment Agreement’ means the assignment agreement over the Trafigura PTE’s rights, title and interest in and to the Transaction Documents entered into between Trafigura PTE and the Security Agent.

‘Buyers’ Agent’ means the party appointed in accordance with Clause 1.7 to act as agent of the Buyers.

‘Cargo Payment Date’ means each date on which payment of the Purchase Price for any Delivery is due to a Seller from a Buyer in accordance with a Sale and Purchase Agreement.

‘Cash Flow Forecast’ means the cash flow forecast delivered by the Sellers pursuant to Clause 18.4(g) (Information: Fields).

‘Change of Control’ means an event or series of events by which (or which results in):

(a)

(i)	any ‘person’ or ‘group’ (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the ‘beneficial owner’ (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have ‘beneficial ownership’ of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an ‘option right’)), directly or indirectly, of 51% or more of the Equity Interests of the Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

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(ii)	the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by persons who were not (A) directors of the Guarantor on the Signing Date or appointed by the board of directors of the Guarantor or (B) appointed by directors so nominated or appointed; or

(b)	Guarantor shall for any reason cease to be, directly or indirectly, the holder of record and beneficial owner of at least 51% of the Equity Interest of any Seller or GTEC CI entitled to vote for members of the board of directors or equivalent governing body of any Seller or GTEC CI on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c)	the Guarantor shall for any reason cease to Control any Seller or GTEC CI.

For the purposes of paragraph (a)(i), subsidiary means, with respect to any person (the ‘parent’) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with Applicable Accounting Principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

‘Chevron GT&Cs’ means the general provisions for FOB sales dated 2014 (Version 2) of Chevron Products Company, a division of Chevron USA Inc.

‘Colombian Asset’ means each of the following oil blocks owned by the applicable Seller(s) and located onshore in Colombia:

(a)	the Exploration and Production Contract No. 11 of 2006 executed between GTEC and the Colombian National Hydrocarbons Agency, for the Midas Block in Colombia (GTEC 100% (Operator));

(b)	the Exploration and Production Contract No. 10 of 2006 executed between GTEC and the Colombian National Hydrocarbons Agency, for the La Paloma Block in Colombia (GTEC 100% (Operator));

(c)	the Association Contract executed between GTEC, Petrosantander and Ecopetrol S.A., for the Tisquirama Block (GTEC 25% (Operator) / Petrosantander 25% / Ecopetrol S.A. 50%);

(d)	the Association Contract executed between GTEC and Ecopetrol S.A., for the Guayuyaco Block (GTEC 70% (Operator) / Ecopetrol S.A. 30%);

(e)	the Exploitation Contract executed between GTEC and the Colombian National Hydrocarbons Agency, for the Santana Area (GTEC 100% (Operator));

(f)	the Exploitation Contract executed between GTEC and the Colombian National Hydrocarbons Agency, for the Nancy Burdine Maxine Direct Operation Area (GTEC 100% (Operator));

(g)	the Exploration and Production Contract No. 9 of 2009 executed between Colombia Energy Development Co. (55% (Operator)) and GTEC (45%) and the Colombian National Hydrocarbons Agency, for the Llanos-22 Block;

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(h)	the Exploration and Production Contract No. 38 of 2009 executed between GTOC (45%) and GTEC (55% (Operator)) and the Colombian National Hydrocarbons Agency, for the PUT-1 Block;

(i)	the Exploration and Production Contract No. 20 of 2009 executed between GTEC and the Colombian National Hydrocarbons Agency, for the PUT-4 Block (GTEC 100% (Operator));

(j)	the Exploration and Production Contract No. 46 of 2011 executed between GTEC and the Colombian National Hydrocarbons Agency, for the PUT-10 Block (GTEC 100% (Operator));

(k)	the Exploration and Production Contract No. 21 of 2012 executed between GTEC and the Colombian National Hydrocarbons Agency, for the Llanos-1 Block (GTEC 100% (Operator));

(l)	the Exploration and Production Contract No. 23 of 2012 executed between GTEC and the Colombian National Hydrocarbons Agency, for the Llanos-70 Block (GTEC 100% (Operator));

(m)	the Exploration and Production Contract executed between GTEC and the Colombian National Hydrocarbons Agency, for the VMM-24 Block (GTEC 100% (Operator));

(n)	the Exploration and Production Contract executed between GTEC and the Colombian National Hydrocarbons Agency, for the PUT-21 Block (GTEC 100% (Operator));

(o)	the Exploration and Production Contract executed between GTEC and the Colombian National Hydrocarbons Agency, for the PUT-33 Block (GTEC 100% (Operator));

(p)	the Exploration and Exploitation Contract executed between GTEC and the Colombian National Hydrocarbons Agency, for the Chaza Block (GTEC 100% (Operator));

(q)	the Exploration and Production Contract No. 17 of 2009 executed between GTOC and the Colombian National Hydrocarbons Agency, for the VMM-2 Block (GTOC 100% (Operator));

(r)	the Exploration and Production Contract No. 71 of 2011 executed between GTOC and the Colombian National Hydrocarbons Agency, for the PUT-7 Block (GTOC 100% (Operator));

(s)	the Hydrocarbon Production Contract executed between GTOC (47% (Operator)) and Ecopetrol S.A. (53%), for the Suroriente Block; and

(t)	the Exploration and Production Contract No. 15 of 2008 executed between GTOC and the Colombian National Hydrocarbons Agency, for the Alea 1848 A Block (GTOC 100% (Operator)).

‘Commercial Dispute’ means a bona fide dispute between a Seller and a Buyer in relation to any, contractual or non-contractual, right, obligation or other provision of any Party howsoever arising in connection with this Agreement or any other Transaction Document.

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‘Compliance Certificate’ means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

‘Concession Agreements’ means:

(a)	each concession agreement entered into between GTEC and the Ministry of Energy of the Republic of Ecuador; and

(b)	each concession agreement entered into between a Seller and either the National Hydrocarbons Agency of the Republic of Colombia or Ecopetrol S.A., pursuant to which exploration rights over, and in respect of, the Colombian Assets are granted, and which grants the exploration rights over, and in respect of, each of the Assets.

‘Conforming Changes’ means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of ‘Business Day’, the definition of ‘U.S. Government Securities Business Day’, the definition of ‘Settlement Date’, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Buyers’ Agent decide may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Buyers’ Agent in a manner substantially consistent with market practice (or, if the Buyers’ Agent decide that adoption of any portion of such market practice is not administratively feasible or if the Buyers’ Agent determine that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Buyers’ Agent decide is reasonably necessary in connection with the administration of this Agreement and the other Prepayment Documents).

‘Control’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. ‘Controlling’ and ‘Controlled’ have meanings correlative thereto.

‘Debt Service Amount’ means, at any time, the Advance Reimbursement Amount, Surcharge Amount, fees and any other amounts which are outstanding and payable at such time under the Prepayment Documents.

‘Deduction Amount’ means, on any Cargo Payment Date, the amount equal to the aggregate of:

(a)	the Advance Reimbursement Amount for the then-current Relevant Period which remains unreimbursed;

(b)	any Surcharge Amount payable; and

(c)	any other amounts due but unpaid under the Prepayment Documents.

‘Deduction Waterfall’ has the meaning given to that term in Clause 7.3(b) (Discharge by way of Delivery).

‘Default’ means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under any Transaction Document or any combination of any of the foregoing, as applicable) be an Event of Default.

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‘Delivery’ means the delivery of Product by a Seller to a Buyer under and in accordance with the terms of a Sale and Purchase Agreement and ‘Delivers’ and ‘Delivered’ shall be construed accordingly.

‘Delivery Schedule’ means the schedule for Deliveries as set out in Schedule 3 (Advance Reimbursement and Delivery Schedule).

’Development Plan’ means each development programme for the development of each of the Fields comprising the Ecuadorian Assets as delivered to the Trafigura PTE as a condition precedent to the Initial Advance or pursuant to Clause 18.4 (Information: Fields), containing financial projections and forecasts in respect of the Fields comprising the Ecuadorian Assets in a form that is acceptable to the Buyers.

‘Dispute’ has the meaning given to that term in Clause 34.1(a) (Jurisdiction).

‘Disruption Event’ means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Advances (or otherwise in order for the transactions contemplated by the Prepayment Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Prepayment Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Prepayment Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

‘Distressed Event’ means any circumstance constituting an Event of Default under any of Clause 21.2 (Non-payment), Clause 21.5 (Cross default), Clause 21.6 (Insolvency), Clause 21.7 (Insolvency Proceedings) or Clause 21.8 (Creditors’ Process).

‘Distribution’ means, in relation to each Seller or, as applicable, the Guarantor:

(a)	a dividend or other distribution or payment (in cash or in kind) in respect of any share capital of that Seller or, as applicable, the Guarantor;

(b)	any repayment or distribution of share premium;

(c)	the purchase, cancellation, reduction, return, repayment or redemption by that Seller or, as applicable, the Guarantor of any of its share capital;

(d)	any payment of interest, fees or other amounts or repayment of principal, or redemption of any issued warrants, made by that Seller or, as applicable, the Guarantor in favour of any shareholder or any Affiliate thereof; and

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(e)	any payment of management, royalty, advisory or other fees to that Seller or, as applicable, the Guarantor or any Affiliate thereof, other than to the extent the same is permitted by the Buyers.

‘Due Amount’ has the meaning given to that term in Clause 7.3(b) (Discharge by way of Delivery).

‘Ecuadorian Asset’ means each of the following oil blocks owned by a Seller or Sellers and located onshore Ecuador:

(a)	Production Sharing Contract executed between GTEC and the Ministry of Energy of the Republic of Ecuador on May 22, 2019, for Block Chanangue of the Amazon Region of Ecuador;

(b)	Production Sharing Contract executed between GTEC and the Ministry of Energy of the Republic of Ecuador on May 22, 2019, for Block Charapa of the Amazon Region of Ecuador;

(c)	Production Sharing Contract executed between GTEC and the Ministry of Energy of the Republic of Ecuador on May 22, 2019, for Block Iguana of the Amazon Region of Ecuador;

(d)	Production Sharing Contract executed between Consorcio Bloque Perico (a consortium established in Ecuador, in which GTEE1 holds a 51% interest and GTEE2 holds a 49% interest) and the Ministry of Energy of the Republic of Ecuador on May 22, 2019, for Block Perico of the Amazon Region of Ecuador; and

(e)	Production Sharing Contract executed between Consorcio Bloque Espejo (a consortium established in Ecuador, in which GTEE 1 holds a 49% interest and GTEE 2 holds a 51% participation) and the Ministry of Energy of the Republic of Ecuador on May 22, 2019, for Block Espejo of the Amazon Region of Ecuador.

‘Environment’ means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

‘Environmental and Social Claim’ means any claim, proceeding or investigation by a person in respect of an Environmental Law or a Social Law or an environmental and social agreement between a Seller and another person.

‘Environmental Claim’ means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

‘Environmental Law’ means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

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(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

‘Environmental Permit’ means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of a Seller conducted on or from the properties owned or used by a Seller.

‘Equity Interests’ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

‘Event of Default’ means any event or circumstance specified as such in Clause 21 (Events of Default).

‘Federal Funds Rate’ shall mean for any day, the rate per annum (expressed, as a decimal) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the relevant Buyer on such day on such transactions as determined by the Buyers’ Agent.

‘Fee Letter’ means:

(a)	the letter or letters dated or about the Signing Date between GTEC and Trafigura PTE; and

(b)	the letter dated or about the Amendment and Restatement Effective Date between the Sellers and Trafigura PTE.

‘Field’ means each production concession comprising the Assets.

‘Final Discharge Date’ means the date on which:

(a)	all the present and future obligations and liabilities at any time due, owing or incurred by each Obligor to the Buyers under the Prepayment Documents, whether actual or contingent, and whether incurred solely or jointly and as principal or surety or in any other capacity have been irrevocably and unconditionally discharged in full; and

(b)	the Buyers have no commitment or liability, whether present or future, actual or contingent, in relation to the Prepayment Documents.

‘Final Maturity Date’ means the earlier of:

(a)	the date falling four years after the Signing Date; and

(b)	the Final Discharge Date.

‘Financial Indebtedness’ means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any agreement in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under IFRS;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 45 days after the date of supply; and

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing.

‘Financial Model’ means the financial model delivered to the Buyers’ Agent as a condition precedent pursuant to Section 5.3 of Schedule 1 (Conditions Precedent to the Initial Advance), as updated from time to time including in accordance with Clause 18.4(i) (Information: Fields).

‘Financial Year’ means, in respect of each Seller, the annual accounting period ending on or about 31 December in each year.

‘First Currency’ has the meaning given to that term in Clause 16.4(a)(Currency Indemnity).

‘Floor’ means a rate of interest equal to 0%.

‘Force Majeure Event’ means any of the events listed in Article 51 of the Chevron GT&Cs.

‘Group’ means:

(a)	each Seller and each of their Subsidiaries from time to time; and

(b)	the Guarantor.

‘Group Structure Chart’ means the group structure chart showing:

(a)	each member of the Group, including:

(i)	current company name and company registration number;

(ii)	its Original Jurisdiction (in the case of an Obligor), or jurisdiction of incorporation and/or establishment (in the case of any other member of the Group); and

(iii)	a list of its shareholders or participants,

and indicating whether the relevant company is or not a company with limited liability (including whether it is a joint stock company and/or a limited liability partnership);

(b)	all minority interests in each member of the Group; and

(c)	any person in which a member of the Group holds shares or participatory interests.

‘GTEC CI’ means Gran Tierra Energy CI GmbH, a limited liability company organized under the laws of Switzerland.

‘Guarantee’ means the deed of guarantee dated on or about the Signing Date and made between the Guarantor and Trafigura PTE as replaced on and from the Amendment and Restatement Effective Date by the deed of guarantee dated on or about the Amendment and Restatement Effective Date between the Buyers and the Guarantor.

‘Guarantor’ means Gran Tierra Energy Inc. a company incorporated under the laws of the State of Delaware with its corporate office at 500 Centre Street SE Calgary Alberta Canada T2G 1A6.

‘Hedging Policy’ means the Sellers’ hedging policy describing the hedging arrangements to be complied with by the Sellers in accordance with this Agreement as set out in Schedule 4 (Hedging Policy).

‘Holding Company’ means, in relation to a person, any other person in respect of which it is a Subsidiary.

‘IFRS’ means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

‘Indenture’ means the Indenture dated as of October 20, 2023, among the Guarantor, as issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, as in effect on the Signing Date (without giving effect to any subsequent amendments, supplements, waivers or modifications thereto).

‘Initial Advance’ has the meaning given to that term in Clause 3.1 (The Initial Advance).

‘Invoice’ means an invoice issued by a Seller to a Buyer with respect to the Purchase Price of Product Delivered or to be Delivered under a Sale and Purchase Agreement(and in accordance with the terms of the relevant Sale and Purchase Agreement).

‘Legal Reservations’ means the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided to Trafigura PTE pursuant to Schedule 1 (Conditions Precedent to the Initial Advance) or to the Buyers pursuant to Schedule 1 (Conditions Precedent) to the Amendment and Restatement Agreement.

‘Margin’ means:

(a)	on the Signing Date, three point eight zero per cent (3.80%) per annum; and

(b)	on and from the date any Upsize Advance is made by the Buyer, four point four five per cent (4.45%) per annum.

‘Material Adverse Effect’ means any event or circumstance which, in the opinion of the Buyers:

(a)	may materially and adversely affect the business, operations, property, condition (financial or otherwise) or prospects of any Obligor;

(b)	may materially and adversely affect the ability of any Obligor to perform or otherwise comply with all or any of its obligations under the Transaction Documents to which it is a party; or

(c)	may result in any Transaction Document not being legal, valid and binding on, and enforceable in accordance with its terms against, the relevant Obligor or which may have a material adverse effect on the rights of the Buyers under the Transaction Documents.

‘Maximum Initial Advance Amount’ means, at any time, USD 150,000,000.

‘Maximum Upsize Advance Amount’ means, at any time, USD 175,000,000.

‘Non-Bank Rules’ means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

‘Obligor’ means a Seller or the Guarantor.

‘OFAC’ means the Office of Foreign Assets Control of the US Department of Treasury.

‘Original Financial Statements’ means:

(a)	in relation to GTEC and GTOC, their audited financial statements for the financial year ended 2024;

(b)	in relation to GTEE1 and GTEE2, their audited financial statements for the financial year ended 2026; and

(c)	in relation to the Guarantor, its audited consolidated financial statements for the financial year ended 2024.

‘Original Jurisdiction’ means:

(a)	in relation to GTEC and the Guarantor, the jurisdiction under whose laws it is incorporated as at the Signing Date;

(b)	in relation to GTOC, GTEE1 and GTEE2, the jurisdiction under whose laws it is incorporated as at the Amendment and Restatement Effective Date.

‘Outstanding Amount’ means, at any time, an amount equal to the aggregate outstanding principal amount of the Advances at such time.

‘Party’ means a party to this Agreement.

‘Permitted Disposal’ means any sale, lease, licence, assignment, transfer or other disposal by an Obligor which is on arm’s length terms (a ‘Disposal’):

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(c)	of assets by any Obligor where the net market value does not exceed $50,000,000 (or its equivalent) in any Financial Year of any Obligor;

(d)	of Assets to which no proved reserves are attributable (including shares or other interests in any entity owning Assets to which no proved reserves are attributable), including farmouts of undeveloped acreage to which no proved reserves are attributable and assignments in connection with such farmouts; or

(e)	of any Asset (or part thereof) not specified in paragraphs (a) to (d) above, where the aggregate net disposal proceeds of any such disposed Assets does not exceed $20,000,000 (or its equivalent),

provided that, save as provided for in paragraphs (d) and (e) above, any Disposal of any Asset (or any part thereof) shall not be a Permitted Disposal.

‘Permitted Financial Indebtedness’ means Financial Indebtedness:

(a)	arising under this Agreement or the other Prepayment Documents;

(b)	which is owed by an Obligor to another member of the Group, provided that it is subordinated to the obligations of such Obligor to the Buyers under the Prepayment Documents pursuant to the Subordination Agreement;

(c)	which is incurred under the Bonds in an amount not exceeding (i) on and from the Signing Date, up to but excluding the date falling 45 days after the Amendment and Restatement Effective Date, $759,991,000; and (ii) on and from the date falling 45 days after the Amendment and Restatement Effective Date, $615,000,000;

(d)	which is incurred after the Signing Date for the purpose of refinancing or replacing Financial Indebtedness which constitutes Permitted Financial Indebtedness under this definition (such incurred Financial Indebtedness being ‘Permitted Refinancing Financial Indebtedness’), provided that (i) the amortisation profile of any such Permitted Refinancing Financial Indebtedness is not less favourable to the Buyers than the amortisation profile of the Permitted Financial Indebtedness so refinanced or replaced and (ii) any such Permitted Refinancing Financial Indebtedness does not result in any increased amounts of Financial Indebtedness (in aggregate) amortizing during the period until the Final Maturity Date;

(e)	arising under any Treasury Transaction expressly permitted under the Hedging Policy;

(f)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any contract entered into in the ordinary course of business by the relevant Obligor or its Subsidiaries;

(g)	not specified in paragraphs (a) to (f) above which (when aggregated with any other Financial Indebtedness falling under this paragraph (i)) does not exceed USD 15,000,000 at any time; and

(h)	not specified in paragraphs (a) to (g) above but is incurred by any Obligor with the prior written consent of the Buyers,

provided that, for the avoidance of doubt, Financial Indebtedness incurred under any prepayment facility or arrangements entered into in respect of any Asset (other than pursuant to this Agreement) shall not be Permitted Financial Indebtedness.

‘Permitted Indenture Payment’ means any Distribution, Restricted Payment (as defined in the Indenture), dividend, redemption, repurchase or other payment that is permitted to be made pursuant to Section 4.1(h) of the Indenture as in effect on the Signing Date.

‘Permitted Lien’ means any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group.

‘Permitted Security’ means:

(a)	any Permitted Lien;

(b)	any Security created by the Sellers (or any of them) in favour of the Buyers pursuant to the Transaction Documents;

(c)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(d)	any Security entered into pursuant to the RBL Credit Agreement which is existing as at the Signing Date provided that such Security has been unconditionally and irrevocably released and discharged no later than the date specified in Clause 20.25 (Conditions subsequent); or

(e)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal.

‘Permitted Transaction’ means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given; or

(b)	subject to Clause 20.16 (Disposals), transactions (including acquisitions but other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms, provided that, for the avoidance of doubt, any Disposal of any Asset shall not be a Permitted Transaction.

‘Prepayment Documents’ means:

(a)	this Agreement;

(b)	the Guarantee;

(c)	each Security Document (once entered into);

(d)	each Fee Letter;

(e)	the Subordination Agreement;

(f)	each Promissory Note;

(g)	each Advance Request;

(h)	each Compliance Certificate;

(i)	the Amendment and Restatement Agreement; and

(j)	any other document designated as a ‘Prepayment Document’ by the Buyers and the Sellers in writing.

‘Prepayment Facility Agreement’ means the limited recourse prepayment facility agreement dated on or about the Signing Date between, amongst others, Trafigura PTE as borrower, the Agent as agent, the Security Agent and the Prepayment Facility Lenders.

‘Prepayment Facility Lenders’ means the banks and financial institutions listed in schedule 1 (The Original Lenders) to the Prepayment Facility Agreement and each other bank and financial institution party thereto from time to time as lenders.

‘Prepayment Finance Documents’ has the meaning given to the term ‘Finance Documents’ in the Prepayment Facility Agreement.

‘Prime Rate’ means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

‘Product’ means crude oil produced from the Assets (or such other crude oil produced at non-Asset production in the circumstances set out in Clause 7.3(e) (Discharge by way of Delivery)) and Delivered pursuant to a Sale and Purchase Agreement.

‘Promissory Note’ means a blank promissory note with instructions letter (pagaré en blanco con carta de instrucciones) governed by Colombian law, executed by GTEC and GTOC, substantially in the form set out at Schedule 6 (Form of Promissory Note).

‘Purchase Price’ means, for any Cargo Payment Date, the amount payable under the applicable Sale and Purchase Agreement on such Cargo Payment Date as stated in the applicable Invoice.

‘Qualifying Bank’ means:

(a)	a bank or other financial institution acting on its own account which is recognised as a bank by the banking laws in force in its jurisdiction of incorporation and which has a banking licence in full force and effect; or

(b)	a branch of a bank or other financial institution which is recognised as a bank by the banking laws in force in the jurisdiction where such branch is situated and which has a local banking licence in full force and effect, which, in each case, exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making, all in accordance with the meaning of the Swiss Guidelines.

‘Quasi-Security’ has the meaning given to that term in Clause 20.15 (Negative Pledge).

‘RBL Credit Agreement’ means the reserve base lending credit agreement dated 16 April 2025 entered into by GTEC as borrower.

‘Relevant Governmental Body’ means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

‘Relevant Jurisdiction’ means, in relation to each Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security created or expressed to be created in favour of any Buyer pursuant to the Security Documents is situated; and

(c)	any jurisdiction where it conducts its business.

‘Relevant Market’ means the market for overnight cash borrowing collateralised by US Government securities.

‘Relevant Period ‘ means each successive two (2) month period ending on each Relevant Period End Date provided that (a) the first Relevant Period shall commence on the first Advance Date and end on the next succeeding Relevant Period End Date and (b) the last Relevant Period shall end on the Final Maturity Date.

‘Relevant Period End Date’ means the last Business Day of each Relevant Period.

‘Repeating Representations’ means each of the representations set out in Clause 17.2 (Status) to Clause 17.7 (Governing law and enforcement), Clause 17.11 (No default), Clause 17.12 (No misleading information), each of the representations set out in Clause 17.13 (Financial Statements) to Clause 17.15 (Pari passu ranking) to Clause 17.17 (Environmental laws), Clause 17.20 (Anti-Corruption law) Clause 17.21 (Sanctions), Clause 17.22 (Security and Financial Indebtedness), each of the representations set out in Clause 17.23 (Good title to assets) to Clause 17.24 (Sale and Purchase Agreements), Clause 17.27 (Ownership and control of the Sellers), Clause 17.29 (Centre of Main Interests) and Clause 17.30 (First Ranking Security).

‘Reserves Report’ means a report in form and substance acceptable to the Buyers, prepared and delivered by the Sellers, addressed to and/or capable of being relied upon by the Buyers, and which shall contain Proven Reserves (1P reserves), Proven plus Probable

Reserves (2P reserves) and Proven Produced Producing Reserves (PDP) before Proven 1P reserves, with sub-categories where applicable and contingent resources.

‘Sale and Purchase Agreement’ means each of:

(a)	the sale and purchase agreement between GTEC, GTEE1, GTEE2 and Trafigura PTE. LTD. dated 24 October 2025 under which GTEC, GTEE1 and GTEE2 agree to sell and Trafigura PTE. LTD. agrees to purchase the Product produced at the Ecuadorian Assets on the terms and conditions set out therein;

(b)	the sale and purchase agreement between the Sellers and the Buyers dated on or around the Amendment and Restatement Effective Date under which the Sellers agree to sell and the Buyers agree to purchase the Product produced at the Colombian Assets located in the Middle Magdalena Valley Basin on the terms and conditions set out therein;

(c)	the sale and purchase agreement between the Sellers and the Buyers dated on or around the Amendment and Restatement Effective Date under which the Sellers agree to sell and the Buyers agree to purchase the Product produced at the Colombian Assets located in the Putumayo Basin on the terms and conditions set out therein; and

(d)	the sale and purchase agreement between the Sellers and the Buyers dated on or around the Amendment and Restatement Effective Date under which the Sellers agree to sell and the Buyers agree to purchase the Product produced at the Colombian Assets located in the Llanos Basin on the terms and conditions set out therein.

‘Sanctioned Country’ means, at any time, a country or territory which is the target or subject of Sanctions (as of the Signing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria, but subject to such changes as take place over time).

‘Sanctioned Persons’ means any person (companies, entities or individuals) that is:

(a)	listed on a Sanctions List, or, owned or controlled (directly or indirectly) by such a person, or acting on behalf of such a person;

(b)	located in or organised under the laws of, or is otherwise a resident or citizen of a Sanctioned Country, or, a person who is owned or controlled by, or acting on behalf of, such a person;

(c)	a subject of Sanctions; or

(d)	prohibited from dealing or otherwise engaging in any transaction with any member of the Group pursuant to any Sanctions; or

(e)	to the best of the knowledge and belief (having made due and careful enquiries) of any member of the Group, otherwise a target of Sanctions.

‘Sanctions’ means:

(a)	any direct or indirect trade, economic or financial sanctions laws, regulations, embargoes or similar restrictive measures imposed, enacted, administered or enforced from time to time by a Sanctions Authority, each as amended, supplemented or substituted from time to time;

(b)	any law or regulation enacted, promulgated or issued by any Sanctions Authority after the Signing Date; and

(c)	any other law, enabling legislation, executive order, or regulation promulgated under or based under the authorities of any of the foregoing.

‘Sanctions Authority’ means:

(a)	the United Nations;

(b)	the European Union (or any of its present or future member states);

(c)	the United States;

(d)	the United Kingdom;

(e)	Switzerland;

(f)	Singapore; and/or

(g)	any other applicable jurisdiction, including any Relevant Jurisdiction of any Obligor;

(h)	any governments and official institutions or agencies of any of the jurisdictions listed in paragraphs (a) to (e) above, including, without limitation, the Security Council of the United Nations, OFAC, the US Department of State, His Majesty’s Treasury of the United Kingdom, the Directorate of Legal Advice and Public International Law (DLAPIL) and the sanctions local competent authority in the jurisdiction where this Agreement and any Sale and Purchase Agreement is or has been executed or booked.

‘Sanctions List’ means any of the lists of specifically designated nationals or designated persons or entities (or equivalent held or maintained by any Sanctions Authority) or a public announcement or a designation made by a Sanctions Authority, including without limitation:

(a)	the ‘Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identification Lists and Lists of Foreign Sanctions Evaders Sanctioned Pursuant to Executive Order 13608’ maintained by OFAC;

(b)	the consolidated list of persons, groups or entities subject to European Union sanctions administered by the European External Action Service and the ‘European Union Restricted Person Lists’ issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005;

(c)	the United Nations ‘Consolidated List’ established and maintained by the 1267 Committee;

(d)	the US Government’s ‘Denied Persons List, Entities List, Debarred Parties List’ and ‘Terrorism Exclusion List’;

(e)	‘The Consolidated List of Financial Sanctions Targets’ maintained by His Majesty’s Treasury; and

(f)	any similar list held or maintained by;

(i)	the United Nation Security Council Committee; or

(ii)	the United States Department of State,

each as amended, supplemented or substituted from time to time.

‘Second Currency’ has the meaning given to that term in Clause 16.4(a) (Currency Indemnity).

‘Secured Obligations’ means all present and future liabilities and obligations at any time due, owing or incurred by any Obligor to the Buyers under the Prepayment Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity up to an aggregate amount of $200,000,000.

‘Security’ means a mortgage, charge, pledge, lien, assignment by way of security, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or other security interest securing any obligation of any person or any other agreement or arrangement in any jurisdiction having a similar effect.

‘Security Agent’ means Banco Santander S.A. in its capacity as security trustee under the Prepayment Finance Documents.

‘Security Document’ means each of the following documents which secure the Secured Obligations:

(a)	the commercial establishment pledge agreement (Contrato de Garantía Mobiliaria Sobre Establecimiento de Comercio) to be entered into among GTEC, GTOC and Trafigura PTE, whereby GTEC and GTOC grant a pledge over its commercial establishment (but excluding liabilities) in favour of Trafigura PTE.

(b)	the commercial agreements pledge agreement (Contrato de Garantía Mobiliaria sobre Acuerdos de Comercialización) to be entered into among GTEC, GTOC and Trafigura PTE, whereby GTEC and GTOC grants a pledge over its contractual position (posición contractual) in the hydrocarbon commercialisation agreements to which it is, from time to time, a party (whether currently existing or entered into in the future) in favour of Trafigura PTE;

(c)	the exploration and production agreements pledge agreement (Contrato de Garantía Mobiliaria sobre Acuerdos de Exploración y Producción) to be entered into among GTEC, GTOC and Trafigura PTE, whereby GTEC and GTOC grants a pledge over its contractual position (posición contractual) in the exploration and production agreements to which it is, from time to time, a party (whether currently existing or entered into in the future) in favour of Trafigura PTE;

(d)	the assets pledge agreement (Contrato de Garantía Mobiliaria sobre Activos) to be entered into among GTEC, GTOC and Trafigura PTE, whereby GTEC and GTOC grant a pledge over its assets located in Colombia in favour of Trafigura PTE; and

(e)	the operation and maintenance agreements pledge agreement (Contrato de Garantía Mobiliaria sobre Acuerdos de Operación y Mantenimiento) to be entered into among GTEC, GTOC and Trafigura PTE, whereby GTEC and GTOC grants a pledge over its contractual position (posición contractual) in the operation and maintenance agreements to which it is, from time to time, a party (whether currently existing or entered into in the future) in favour of Trafigura PTE.

‘Sellers’ Agent’ means the party appointed in accordance with Clause 1.6 to act as agent of the Sellers.

‘Settlement Date’ means, in relation to an Advance, the last day of each Surcharge Period as determined in accordance with Clause 14.1 (Surcharge Periods).

‘Shortfall Amount’ has the meaning given to that term in Clause 7.1(b) (Reimbursement or Discharge of Advance and Shortfalls).

‘Signing Date’ means 24 October 2025.

‘Social Law’ means any law, rule or regulation (including international treaty obligations) having the force of law and applicable in respect of any member of the Group and any country in which such member of the Group carries out business activities concerning (i) labour, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational as well as public health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage, (ix) all other laws, rules and regulations providing for the protection of employees and citizens.

‘SOFR Administrator’ means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

‘Subordination Agreement’ means the subordination agreement dated on or about the Signing Date, entered into by GTEC (as debtor), the Guarantor (as subordinated creditor) and Trafigura PTE.

‘Subsidiary’ means any person (referred to as the ‘first person’) in respect of which another person (referred to as the ‘second person’):

(a)	holds a majority of the voting rights in that first person or has the right under the constitution of the first person to direct the overall policy of the first person or alter the terms of its constitution; or

(b)	is a member of that first person and has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or

(c)	has the right to exercise a dominant influence (which must include the right to give directions with respect to operating and financial policies of the first person which its directors are obliged to comply with whether or not for its benefit) over the first person by virtue of provisions contained in the articles (or equivalent) of the first person or by virtue of a control contract which is in writing and is authorised by the articles (or equivalent) of the first person and is permitted by the law under which such first person is established; or

(d)	is a member of that first person and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or the rights under its constitution to direct the overall policy of the first person or alter the terms of its constitution;

(e)	has the power to exercise, or actually exercises dominant influence or control over the first person; or

(f)	together with the first person are managed on a unified basis,

and, for the purposes of this definition, a person shall be treated as a member of another person if any of that person’s Subsidiaries is a member of that other person or if any shares in that other person are held by a person acting on behalf of it or any of its Subsidiaries.

‘Sum’ has the meaning given to that term in Clause 16.4(a) (Currency Indemnity).

‘Surcharge Amount’ means, the amount equal to (i) the average Outstanding Amount during a Surcharge Period, multiplied by (ii) the Applicable Rate, multiplied by (iii) the number of days in that Surcharge Period, divided by (iv) three hundred and sixty (360).

‘Surcharge Period’ means, in relation to an Advance, each period determined in accordance with Clause 14 (Surcharge Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 19.5 (Default Interest).

‘Swiss Federal Tax Administration’ means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

‘Swiss GAAP FER’ means the generally accepted accounting principles in Switzerland as recommended by the Foundation for Accounting and Reporting Recommendations (Stiftung für Fachempfehlungen zur Rechnungslegung).

‘Swiss Guidelines’ means all relevant guidelines or explanatory notes issued by the Swiss Federal Tax Administration as amended, replaced or issued from time to time, including the established practice of the Swiss Federal Tax Administration and any court decision relating thereto.

‘Swiss Obligor’ means any Seller that is registered as a company in Switzerland.

‘Swiss Withholding Tax’ means taxes imposed under the Swiss Withholding Tax Act.

‘Swiss Withholding Tax Act’ means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

‘Tax’ means any tax (including VAT), levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

‘Tax Deduction’ has the meaning given to that term in Clause 15.1 (Tax Gross-Up and Indemnities).

‘Term SOFR’ means:

(a)	the rate for a tenor comparable to the Surcharge Period on the day (such day, the ‘Lookback Day’) that is two (2) U.S. Government Securities Business Days prior to the first day of such Surcharge Period (and rounded in accordance with the SOFR Administrator customary practice), as such rate is published by the CME Group; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the rate for the applicable tenor has not been published, then Term SOFR will be the rate published by CME Group on the first preceding U.S. Government Securities Business Day for which such Term SOFR rate for such tenor was published; or

(b)	if the Term SOFR is not available for a period equal in length to any Surcharge Period:

(i)	if the relevant Surcharge Period is of a duration of less than the shortest period for which the Term SOFR is available, the Term SOFR for the shortest period for which the Term SOFR is available; or

(ii)	otherwise, the rate per annum determined by the Buyers’ Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:

(A)	the Term SOFR for the longest period for which the Term SOFR is available that is shorter than the relevant Surcharge Period; and

(B)	the Term SOFR published by CME Group Benchmark Administration Limited for the shortest period for which the Term SOFR is available that is longer than the relevant Surcharge Period.

‘Transaction Documents’ means:

(a)	the Prepayment Documents; and

(b)	each Sale and Purchase Agreement.

‘Treasury Transactions’ means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

‘Unpaid Sum’ means any sum due and payable but unpaid by any Obligor under this Agreement (including, for the avoidance of doubt, any Shortfall Amount).

‘Upsize Accordion Advance’ has the meaning given to that term in Clause 3.3 (Upsize Accordion Advances).

‘Upsize Accordion Advance Amount’ means USD 25,000,000.

‘Upsize Accordion Advance Condition’ means the Prepayment Facility Lenders have notified Trafigura PTE in writing that they have transferred or otherwise de-risked (by means of sub-participation or otherwise) their commitments under the Prepayment Facility Agreement by at least USD 100,000,000 in aggregate.

‘Upsize Accordion Advance Effective Date’ has the meaning given to that term in Clause 3.3 (Upsize Accordion Advances).

‘Upsize Advance’ has the meaning given to that term in Clause 3.2 (Upsize Advances).

‘US’ or ‘United States’ means the United States of America.

‘U.S. Government Securities Business Day’ means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (SIFMA) (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

‘VAT’ means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	any tax imposed based on the Swiss Federal Act on Value Added Tax of 12 June 2009 (Bundesgesetz über die Mehrwertsteuer) together with the related ordinances, regulations and guidelines; and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	a ‘Buyer’, a ‘Seller’, any ‘Party’, the Buyers’ Agent, the Sellers’ Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;

(ii)	‘assets’ includes present and future properties, revenues and rights of every description;

(iii)	a ‘Prepayment Document’ or a ‘Transaction Document’ or any other agreement or instrument is a reference to that Prepayment Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	‘guarantee’ means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(v)	‘indebtedness’ includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a ‘person’ includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a ‘regulation’ includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(ix)	a time of day is a reference to London, England time;

(x)	a ‘month’ means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month;

(xi)	the words ‘include(s)’, ‘including’ and ‘in particular’ shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(xii)	‘liabilities’ includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(xiii)	the words ‘other’ and ‘otherwise’ shall not be construed ejusdem generis with any preceding words where a wider construction is possible; and

(xiv)	a ‘Clause’ or ‘paragraph’ or ‘Schedule’ is to be construed as a reference to the relevant clause or paragraph of, or schedule to, this Agreement.

(b)	The determination of the extent to which a rate is ‘for a period equal in length’ to a Surcharge Period shall disregard any inconsistency arising from the last day of that Surcharge Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Agreement.

(e)	Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and any other Transaction Document the terms of this Agreement shall prevail.

(f)	A Default (other than an Event of Default) is ‘continuing’ if it has not been remedied or waived and an Event of Default is ‘continuing’ if it has not been remedied or waived in writing.

1.3	Currency symbols and definitions

$, USD, US$ and Dollar denote the lawful currency for the time being of the United States of America.

1.4	Third party rights

Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

1.5	Joint and Several Liability of the Sellers

Notwithstanding any other provision of this Agreement, the obligations of the Sellers under this Agreement are joint and several. Each Seller will continue to be bound by the Prepayment Documents to which it is party even if any one or more of the persons which was or were intended to sign or be bound by this Agreement does not do so or is not bound and even if this Agreement may be determined or become invalid or unenforceable against any one or more of those persons, whether or not the deficiency is known to the Buyers or any other person. At any time after any Seller has failed to pay on or before its due date an amount due from it under any Prepayment Document, each Buyer is entitled to treat any or all of the accounts of any or all of the Sellers as if they were one account for the purposes of set-off. The Buyers may release any Seller from this Agreement and compound with or otherwise vary or agree to vary the liability of, or to grant time or indulgence to or make other arrangements with any one or more of them or any other person without prejudicing or affecting the rights of the Buyers against the other Sellers.

1.6	Sellers’ Agent

(a)	Each Seller by its execution of this Agreement irrevocably appoints GTEC (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Prepayment Documents and irrevocably authorises:

(i)	GTEC on its behalf to supply all information concerning itself contemplated by this Agreement to the Buyers’ Agent and to give all notices and instructions (including Advance Requests), to execute on its behalf any other agreement or deed, to make such agreements and to effect the relevant amendments, supplements and variations in each case, however fundamental, capable of being given, made or effected by any Seller notwithstanding that they may affect that Seller, without further reference to or the consent of that Seller; and

(ii)	the Buyers’ Agent to give any notice, demand or other communication to that Seller pursuant to the Prepayment Documents to GTEC,

and in each case each Seller shall be bound as though that Seller itself had given the notices and instructions (including, without limitation, any Advance Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, deed, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by GTEC or given to GTEC under any Prepayment Document on behalf of another Seller or in connection with any Prepayment Document (whether or not known to any other Seller and whether occurring before or after such other Seller became a Seller under any Prepayment Document) shall be binding for all purposes on that Seller as if that Seller had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of GTEC and any other Seller, those of GTEC shall prevail.

1.7	Buyers’ Agent

(a)	Each Buyer by its execution of this Agreement irrevocably appoints Trafigura PTE (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Prepayment Documents and irrevocably authorises:

(i)	Trafigura PTE on its behalf to supply all information concerning itself contemplated by this Agreement to the Sellers and to give all notices and instructions to execute on its behalf any other agreement or deed, to make such agreements and to effect the relevant amendments, supplements and variations in each case, however fundamental, capable of being given, made or effected by any Buyer notwithstanding that they may affect that Buyer, without further reference to or the consent of that Buyer; and

(ii)	the Sellers to give any notice, demand or other communication to that Buyer pursuant to the Prepayment Documents to Trafigura PTE,

and in each case each Buyer shall be bound as though that Buyer itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, deed, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by Trafigura PTE or given to Trafigura PTE under any Prepayment Document on behalf of another Buyer or in connection with any Prepayment Document (whether or not known to any other Buyer and whether occurring before or after such other Buyer became a Buyer under any Prepayment Document) shall be binding for all purposes on that Buyer as if that Buyer had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of Trafigura PTE and any other Buyer, those of Trafigura PTE shall prevail.

2	PREPAYMENT FACILITY AGREEMENT

2.1	Each Seller acknowledges and agrees that, notwithstanding anything to the contrary in the Prepayment Documents, no provision of any Prepayment Document shall oblige the Buyers to act (or omit to act) in a manner that is inconsistent with the terms of the Prepayment Facility Agreement or any requirement of the Prepayment Facility Lenders which is made in accordance with the Prepayment Facility Agreement.

2.2	Each Seller acknowledges and agrees that the Buyers may, pursuant to the Prepayment Facility Agreement, refinance the Advance made to the Sellers in accordance with this Agreement.

3	ADVANCES

3.1	The Initial Advance

Subject to the terms of this Agreement, the Buyers shall make available to GTEC one advance in an aggregate amount not exceeding the Maximum Initial Advance Amount during the Initial Availability Period (the ‘Initial Advance’).

3.2	Upsize Advances

Subject to the terms of this Agreement, the Buyers shall make available to the Seller specified in the relevant Advance Request advances in an aggregate amount not exceeding the Maximum Upsize Advance Amount during the Upsize Advance Availability Period (each an ‘Upsize Advance’).

3.3	Upsize Accordion Advances

(a)	Subject to this Clause 3.3, at any time following the making of an Upsize Advance, the Sellers may, by delivery of an Advance Request to the Buyers’ Agent, request the Buyers (or either of them) to make available to the Seller specified in the relevant Advance Request additional advances in an amount not exceeding the Upsize Accordion Advance Amount (each an ‘Upsize Accordion Advance’).

(b)	The Upsize Accordion Advance may only be requested during the Upsize Accordion Availability Period.

(c)	If the Upsize Accordion Advance Condition has been satisfied, subject always to paragraph (f) below, the Buyers’ Agent shall countersign the Advance Request in respect of a request for the Upsize Accordion Advance, the date of which countersignature shall be the ‘Upsize Accordion Advance Effective Date’.

(d)	Trafigura PTE shall notify the Sellers promptly upon the satisfaction of the Upsize Accordion Advance Condition.

(e)	Following the Upsize Accordion Advance Effective Date, the Buyers (or either of them) shall, subject to Clause 5.2 (Further conditions precedent), make the Upsize Accordion Advance to the Seller.

(f)	No Buyer is obliged to agree to make any Upsize Accordion Advance and may decide, in its absolute discretion, whether or not to make an Upsize Accordion Advance and without giving any reason for its decision.

4	THE PURPOSE

4.1	The Sellers shall apply:

(a)	the Initial Advance towards:

(i)	refinancing of existing Financial Indebtedness under the RBL Credit Agreement and/or financing the buy-back of all or some of the Bonds; and/or

(ii)	financing its capital expenditure in respect of the Assets; and

(b)	each Upsize Advance and each Upsize Accordion Advance towards:

(i)	repaying and/or financing the buy-back of all or some of the Bonds (including all accrued interest and fees in respect thereof);

(ii)	extending the maturity of the 9.50% Senior Notes, due October 2029 through an exchange, consent solicitation and/or cash tender offer; and/or

(iii)	payment of fees due and payable to any Buyer in relation to the Amendment and Restatement Agreement, in accordance with the terms of any Fee Letter.

4.2	The Buyers are not bound to monitor or verify the application of an Advance by the Sellers.

5	CONDITIONS TO ADVANCE

5.1	Initial conditions precedent

(a)	The Sellers may not deliver an Advance Request to the Buyers’ Agent unless Trafigura PTE has received all of the documents and evidence set out in Schedule 1 (Conditions precedent to the Initial Advance) in form and substance satisfactory to it. Trafigura PTE shall notify GTEC promptly upon being so satisfied.

(b)	On 24 October 2025, Trafigura PTE notified GTEC that it had received all of the documents and evidence set out in Schedule 1 (Conditions precedent to the Initial Advance) in form and substance satisfactory to it.

5.2	Further conditions precedent

Subject to Clause 5.1 (Initial conditions precedent), the Buyers will only be obliged to comply with Clause 6.4 (Making the Advances) if on the date of the relevant Advance Request and on the proposed Advance Date:

(a)	(i) no Default or (ii) event or circumstance which the Buyers believe has or is reasonably likely to have a Material Adverse Effect, is continuing or would result from the proposed Advance;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

(c)	in relation to the making of the first Upsize Advance, the Sellers have delivered a Compliance Certificate signed by an authorised signatory of each Seller evidencing compliance with each of its Coverage Ratio obligations set out in Clause 19 (Coverage ratios) (taking into account the making of that Upsize Advance);

(d)	the conditions precedent to the drawing by Trafigura PTE of the amount requested by Trafigura PTE to be made available to it by the Prepayment Facility Lenders pursuant to the Prepayment Facility Agreement in relation to the financing of the proposed Advance have been satisfied in accordance with the terms of the Prepayment Facility Agreement; and

(e)	in respect of any Upsize Advance or Upsize Accordion Advance to be applied for the purpose set out in Clause 4.1(b)(ii) (The Purpose), the proposed amount (when aggregated with all other Upsize Advances and/or Upsize Accordion Advances made for the same purpose) is no more than USD 5,000,000 greater than the aggregate value of the Bond buyback transactions executed on behalf of the Guarantor following the Amendment and Restatement Effective Date (as evidenced by the fixed income settlement instructions in respect of such buybacks (with such instructions to be delivered to the Buyers as a condition to the making of such Upsize Advance or Upsize Accordion Advance (as applicable) and to be in form and substance satisfactory to the Buyers (acting reasonably))).

5.3	Identity of funding Buyer entity

Notwithstanding any term of this Agreement, each Party confirms and acknowledges that Trafigura PTE shall have sole and unlimited discretion in selecting which Buyer shall fund and make each Advance.

6	ADVANCE

6.1	Delivery of an Advance Request

Subject to the terms of this Agreement, the Sellers may request an Advance by delivery to the Buyers’ Agent of a duly completed Advance Request at least:

(a)	in respect of the Initial Advance, three (3) Business Days prior to the proposed Advance Date; and

(b)	in respect of the first Upsize Advance, one (1) Business Day prior to the proposed Advance Date; and

(c)	in respect of any other Advance, two (2) Business Days prior to the proposed Advance Date.

6.2	Completion of the Advance Request

(a)	The Advance Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Advance Date is a Business Day within the applicable Availability Period; and

(ii)	the currency and amount of the proposed Advance comply with Clause 6.3 (Currency and amount).

(b)	Only one Advance may be requested in each Advance Request.

6.3	Currency and amount

(a)	The currency specified in an Advance Request must be USD.

(b)	The amount of the proposed Initial Advance must not be more than the Maximum Initial Advance Amount and shall be a minimum of USD 100,000,000.

(c)	The amount of the first proposed Upsize Advance must not be more than the Maximum Upsize Advance Amount and shall be a minimum of USD 100,000,000.

(d)	The amount of any subsequent proposed Upsize Advance or of any proposed Upsize Accordion Advance shall be a minimum of USD 5,000,000 (unless otherwise agreed in writing by the Buyers) must not be more than the Available Upsize Advance Amount or the Available Upsize Accordion Advance Amount.

6.4	Making the Advances

If the applicable conditions set out in this Agreement have been met, the Buyers’ Agent shall countersign the Advance Request and the relevant Buyer(s) shall make an Advance to the Sellers on the Advance Date which is specified in the relevant Advance Request to the bank account specified in the relevant Advance Request.

7	DISCHARGE OF OBLIGATIONS

7.1	Reimbursement or Discharge of Advance and Shortfalls

(a)	Except as provided under the provisions of this Agreement pursuant to which the Sellers shall reimburse the Buyers in cash, the Sellers shall reimburse the Buyers for the Advance and pay Surcharge Amount by Delivering Product in accordance with the Sale and Purchase Agreements in each Relevant Period, and on each Cargo Payment Date Buyers’ Agent shall deduct an amount equal to the applicable Deduction Amount from the Purchase Price payable to the relevant Sellers under the relevant Sale and Purchase Agreements and apply the Deduction Amount in accordance with Clause 7.3 (Discharge by way of Delivery).

(b)	If, in respect of any Cargo Payment Date (the ‘Relevant Cargo Payment Date’), the applicable Debt Service Amount for the Relevant Period in which the Relevant Cargo Payment Date has fallen (the ‘Relevant Debt Service’) is not discharged in full through the application of the Deduction Amount on the Relevant Cargo Payment

Date in accordance with Clause 7.3 ( Discharge by way of Delivery) (the amount of any such undischarged amount being a ‘Shortfall Amount’) then the Sellers shall be permitted to discharge any such Shortfall Amount through the application of Deduction Amounts (in accordance with Clause 7.3 (Discharge by way of Delivery)) on the Cargo Payment Dates occurring during the next three calendar month period following the Relevant Cargo Payment Date. If, following the expiry of such three calendar month period, any amount of the Relevant Debt Service remains undischarged (the ‘Undischarged Shortfall Amount’), then the Sellers shall be required to pay to the Buyers, in cash, on the last day of such three calendar month period an amount equal to the Undischarged Shortfall Amount.

(c)	Each amount payable by the Sellers pursuant to paragraph (b) above shall be made by the relevant Seller by way of a direct bank transfer to the Agent Account.

(d)	Without prejudice to paragraphs (a) and 3 above, if by the Final Maturity Date the Sellers have not discharged or reimbursed any amount of the Advance which remains outstanding or reimbursed or paid in full all other outstanding amounts under this Agreement to the Buyers, the Sellers shall pay to the Buyers in cash all such outstanding amounts on the Final Maturity Date.

7.2	Delivery

The Sellers shall Deliver Product to the Buyers in accordance with the terms of the Sale and Purchase Agreements in sufficient quantities and at such times as shall be necessary to discharge the Advance Reimbursement Amount and settle all Surcharge Amount payable to the Buyers from the Sellers for each Relevant Period under this Agreement, in each case on or before the dates required for discharge or payment thereof pursuant to the Advance Reimbursement Schedule and the terms of this Agreement.

7.3	Discharge by way of Delivery

(a)	The Sellers shall, in accordance with Clause 7.1(a), prepare and deliver to the relevant Buyer(s), in each case in accordance with the terms of the relevant Sale and Purchase Agreement, Invoices with respect to the Purchase Price of each Delivery of Product made or to be made under that Sale and Purchase Agreement and with respect to any other amount due to a Seller from a Buyer under such Sale and Purchase Agreement.

(b)	On each Cargo Payment Date, the Buyers’ Agent shall deduct the applicable Deduction Amount from the amount payable by any Buyer to any Seller pursuant to the relevant Invoice. Subject to the following paragraphs of this Clause 7.3, the Deduction Amount shall be applied by the Buyers in the following order of priority (the ‘Deduction Waterfall’):

(i)	first, in or towards discharge of any Shortfall Amount in respect of unpaid fees or other amounts (other than principal of the Advance or Surcharge Amount) accrued up to the preceding Cargo Payment Date;

(ii)	secondly, in or towards discharge of any Shortfall Amount in respect of unpaid Surcharge Amount which has accrued up to the preceding Cargo Payment Date;

(iii)	thirdly, in or towards discharge of any Shortfall Amount in respect of any Advance Reimbursement Amount that was outstanding up to the preceding Cargo Payment Date;

(iv)	fourthly, in or towards discharge of any amounts (other than principal of the Advance or Surcharge Amount) that are then due and payable;

(v)	fifthly, in or towards discharge of Surcharge Amount that is then due and payable; and

(vi)	sixthly, in or towards reimbursement of the Advance Reimbursement Amount that is then due and payable.

(c)	To the extent production of Product is not, or is anticipated by the Sellers not to be sufficient for the Sellers to reimburse the Advance Reimbursement Amount in any Relevant Period, then the Sellers may (without prejudice to their obligations under Clauses 7.1 and 7.2 above or to the remedies of the Buyers under this Agreement) propose to the Buyers that the scope of deliveries under any of the Sale and Purchase Agreements be expanded to include deliveries of crude oil produced at non-Asset production fields of quality and in quantities acceptable to the Buyers. The Buyers shall consider and discuss with the Sellers in good faith any proposal under this Clause 7.3(c), and the Parties shall use reasonable endeavours to agree any amendments to the Prepayment Documents required to implement any proposal agreed between them.

(d)	Application of any amount of any Invoice to discharge or settle any part of the Due Amount or any Shortfall Amount in accordance with this Clause shall, to the extent of the amount so applied, constitute complete discharge of the obligation of the relevant Buyer to pay the corresponding amount of such Invoice in accordance with the terms of the relevant Sale and Purchase Agreement.

(e)	If the amount payable by a Buyer under any Invoice on the relevant Cargo Payment Date is greater than the Due Amount and the applicable aggregate Shortfall Amount, and provided that no Default has occurred and is continuing, the amount by which the amount so payable under such Invoice exceeds the Due Amount shall be payable by the relevant Buyer to the relevant Seller in accordance with the terms of payment set out in the relevant Sale and Purchase Agreement.

8	VOLUNTARY REIMBURSEMENT

8.1	Optional early reimbursement

(a)	The Sellers may, if the Sellers give the Buyers not less than fifteen (15) Business Days’ (or such shorter period as the Buyers may agree) prior written notice, reimburse the whole or any part of an Advance by making a payment to the Buyers in accordance with Clause 24.1 (Payments) in an amount equal to the amount to be so reimbursed provided that such amount is greater than USD 5,000,000.

(b)	Any notice of early reimbursement of an Advance shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant reimbursement is to be made and the amount of that reimbursement.

(c)	Any early reimbursement under this Agreement shall be made together with any accrued Surcharge Amount on the amount early reimbursed and, subject to any Break Costs, without premium or penalty. For the avoidance of doubt any amount deducted from the Purchase Price payable on any Cargo Payment Date in accordance with Clause 7.3 (Discharge by way of Delivery) and applied in reimbursement of the Advance during the applicable Relevant Period up to an amount equal to the Advance Reimbursement Amount for such Relevant Period shall not be considered an early reimbursement of the Advance and shall not be subject to the payment of any Break Costs or any premium or penalty.

(d)	Unless otherwise specified in this Agreement, each early reimbursement shall be applied pro rata to the amounts outstanding under the Advance and to reduce pro rata the Advance Reimbursement Amount for each Relevant Period falling after the date of that early reimbursement.

(e)	No amount which is the subject of any early reimbursement may be re-utilised.

8.2	Right of cancellation and reimbursement upon the occurrence of certain events

(a)	If:

(i)	any sum payable to any Buyer by an Obligor is required to be increased under Clause 11.2 (Minimum Surcharge) or Clause 15.2(c) (Tax gross-up); or

(ii)	a Buyer claims indemnification from any Obligor under Clause 15.3 (Tax indemnity) or Clause 16.1 (Transaction expenses),

the Sellers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Buyers’ Agent notice of cancellation of any obligation of the Buyers to make the Advance and its intention to procure the reimbursement of the Advance made to it.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the obligations of the Buyers to make the Advance under this Agreement shall immediately be reduced to zero.

8.3	On the last day of each Surcharge Period which ends after the Sellers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Sellers in that notice), the Sellers shall reimburse the Advance with all interest and other amounts accrued under the Prepayment Documents and the Buyers’ corresponding commitment(s) in respect of the Advance shall be immediately cancelled in the amount reimbursed.

8.4	Optional cancellation

(a)	The Sellers may, if the Sellers give the Buyers not less than fifteen (15) Business Days’ (or such shorter period as the Buyers may agree) prior written notice, cancel the whole or any part of the Available Upsize Accordion Advance Amount and/or the Available Upsize Advance Amount provided that the amount of any such cancellation is greater than USD 5,000,000.

(b)	Any notice of cancellation of an Advance shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation it to take effect.

9	MANDATORY REIMBURSEMENT AND CANCELLATION

9.1	Illegality

If, at any time, (i) it is or will become unlawful in any applicable jurisdiction for a Buyer to perform any of its obligations as contemplated by any Transaction Document or to fund or maintain the Advance or it is or will become unlawful in an jurisdiction for any Prepayment Facility Lender or any Affiliate of any Prepayment Facility Lender to fund or maintain its participation in any loan made or to be made under the Prepayment Facility Agreement that is applied to finance the Advance or (ii) any member of the Group is or becomes a Sanctioned Person, the Buyers’ Agent shall promptly notify the Sellers upon becoming aware of that event and upon the Buyers’ Agent so notifying the Sellers:

(a)	if an Advance has not yet been made, the obligation of the Buyers to make the Advance to the Sellers under this Agreement will be immediately cancelled; and

(b)	the Sellers shall immediately (and in any event not more than five (5) Business Days after receipt of such notification from the Buyers) reimburse the full outstanding amount of the Advance (if made) and pay all accrued interest, and all other amounts accrued or outstanding and payable to the Buyers under the Transaction Documents, by making a payment to the Buyers in accordance with Clause 24.1 (Payments) in an amount equal to such outstanding amount and such interest and other amounts.

9.2	Change of Control

If a Change of Control occurs:

(a)	if the Advance has not yet been made, the Buyers shall cease to be obliged to make the Advance; and

(b)	the Buyers may, by not less than five (5) days’ notice to the Sellers, declare that the outstanding Advance, together with all accrued Surcharge Amount and all other amounts accrued or outstanding under the Prepayment Documents immediately due and payable by the Sellers, at which time they shall become immediately due and reimbursable or payable (as the case may be) and the Sellers shall be obliged to immediately but in any event within such five (5) day period make a payment to the Buyers in accordance with Clause 24.1 (Payments) in an amount equal to such accrued or outstanding amounts.

9.3	Disposal Mandatory Prepayment Event - Asset Sale

(a)	For the purposes of this Clause 9.3:

‘Asset Sale’ means a Disposal by a Seller of any Asset (or part thereof) (in each case, whether by voluntary or involuntary single transaction or series of transactions); and

‘Relevant Reimbursement Date’ means, in relation to any Asset Sale, the date of receipt by a Seller of the consideration (or any part thereof) payable in respect of such Asset Sale.

(b)	If, at any time prior to the Final Maturity Date, a Seller intends to make an Asset Sale, that Seller shall notify the Buyers’ Agent in writing upon becoming aware that such Asset Sale may occur and, in any event, shall provide such notice no later than the date falling twenty (20) Business Days prior to the anticipated completion date of such Asset Sale.

(c)	upon a Seller notifying the Buyers’ Agent, the Buyers may at their sole discretion:

(i)	notwithstanding anything to the contrary herein, immediately cease to be obliged to make any Advance;

(ii)	by not less than ten (10) Business Days’ notice to the relevant Seller, demand reimbursement by the Sellers on the Relevant Reimbursement Date of an amount of the Outstanding Amount (the ‘Reimbursement Amount’) which is equal to the same proportion of the Outstanding Amount as the proportion which the value of the Assets to be disposed of under the Asset Sale (the ‘Relevant Assets’) (as calculated by reference to the Net Present Value (‘NPV’) (discounted at 10% per annum) of the forecast net revenues attributable to the Proven Reserves (1P Reserves) in respect of the Relevant Assets as specified in the then latest Reserves Report delivered to Trafigura PTE as a condition precedent to the Initial Advance or to the Buyers pursuant to Clauses 1 (Information: Fields) (the ‘Value Determination’)) bears to the value of the Sellers’ total interest in the Assets immediately prior to the Asset Sale (as calculated by reference to the Value Determination) whereupon the Reimbursement Amount shall be payable in full by the Sellers on the Relevant Reimbursement Date; and

(iii)	if a Distressed Event has occurred (or occurs during the period until the completion date of such Asset Sale) and is continuing, require (by written notice to the relevant Seller) that the relevant Seller provides written evidence to the Buyers’ Agent (in a form satisfactory to the Buyers) that such Seller has delivered an irrevocable instruction to the applicable purchaser in respect of the consideration payable by that purchaser in respect of such Asset Sale (the ‘Consideration’) instructing such purchaser to pay an amount from the Consideration which is equal to the Reimbursement Amount directly to the Agent Account (without any form of deduction or withholding whatsoever) immediately upon the completion of such Asset Sale with such evidence to be provided by the relevant Seller to the Buyers’ Agent no later than the date specified in such notice. The relevant Seller shall procure that such purchaser promptly acknowledges in writing to the Buyers’ Agent that it will comply with such irrevocably payment instruction.

(d)	The relevant Seller confirms and acknowledges that if, notwithstanding the delivery of irrevocable instructions to the relevant purchaser under an Asset Sale in respect of the payment of the relevant portion of the Consideration to the Agent Account in the circumstances set out in paragraph (c)(iii) above, it receives payment of the proceeds of the Consideration, it shall hold the amount of the Consideration which is equal to the relevant Reimbursement Amount absolutely on trust for the Buyers and shall immediately pay such amount to the Agent Account without any set-off, deduction or counterclaim whatsoever.

(e)	Provided that the Sellers have paid to the Buyers any Reimbursement Amount demanded by it in respect of an Asset Sale pursuant to this Clause, the Buyers shall, as soon as reasonably practicable at the request and expense of the Sellers, take all steps necessary to release the Assets that are the subject of the Asset Sale from any Security granted in favour of any Buyer pursuant to the Prepayment Documents.

10	RESTRICTIONS

10.1	Notices of reimbursement

Any notice of reimbursement, authorisation or other election given by the Sellers under Clause 8 (Voluntary reimbursement) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant reimbursement is to be made and the amount of that reimbursement.

10.2	Interest and other amounts

Any reimbursement under Clause 8 (Voluntary reimbursement) or Clause 9 (Mandatory reimbursement and cancellation) shall be made together with accrued Surcharge Amount on the amount reimbursed and any amount due in connection with such reimbursement under Clause 16.5 (Other indemnity) but without premium or penalty.

10.3	Reimbursement in accordance with Agreement

The Sellers shall not discharge or reimburse all or any part of the Advance except at the times and in the manner expressly provided for in this Agreement.

10.4	Application of reimbursements

Any reimbursement of the Advance made under Clause 8 (Voluntary reimbursement) or Clause 9 (Mandatory reimbursement and cancellation) shall be applied to the then outstanding Advance Reimbursement Amounts on a pro rata basis.

11	SURCHARGE

11.1	Payment of Surcharge Amount

(a)	On each Settlement Date and on each Cargo Payment Date in accordance with Clause 7.3(b) (Discharge by way of Delivery) the Sellers shall pay the applicable Surcharge Amount and any Surcharge Amount not so discharged on the relevant Settlement Date shall be paid in cash by the Sellers to the Buyers in accordance with Clause 7 (Discharge of obligations).

(b)	If any Surcharge Amount cannot be determined pursuant to Clause 13, the Applicable Rate shall be the aggregate of: (i) ABR, and (ii) the Margin.

(c)	All Surcharge Amounts due hereunder shall be computed on the basis of a year of 360 days (or in the case of amounts computed by reference to the ABR at times when the ABR is based on the Prime Rate, such amounts shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed. All Surcharge Amounts hereunder on any Advance shall be computed on a daily basis upon the outstanding amount of such Advance, as of the applicable date of determination.

11.2	Minimum Surcharge

(a)	By entering into this Agreement, the Parties have assumed in bona fide that the interest payable hereunder is not and will not become subject to any Tax Deduction on account of Swiss Withholding Taxes. Nevertheless, if Swiss Withholding Tax is imposed on the payment of any Surcharge Amount by a Seller or on the payment of any commitment fee by a Seller pursuant to Clause 16.7 (Commitment fee) (such Surcharge Amount, together with such commitment fee, the “Relevant Surcharge Amount”) and if Clause 15.2 (Tax gross-up) is unenforceable for any reason, then:

(i)	the Applicable Rate in relation to that Relevant Surcharge Amount shall be (and, where the Relevant Surcharge Amount includes any commitment fee, any percentage of the Applicable Rate used to calculate such commitment fee shall be deemed to form part of the Applicable Rate for these purposes) (A) the rate which would have applied to that Relevant Surcharge Amount as provided for in Clause 11.1 (Payment of Surcharge Amount) or Clause 16.7

(Commitment fee) (as applicable) or in other Clauses of this Agreement (if any) divided by (B) 1 minus the rate at which the relevant Tax Deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1); and

(ii)	the relevant Obligor shall: (A) pay the Relevant Surcharge Amount at the adjusted rate in accordance with paragraph (i) above; (B) make the Tax Deduction on the Relevant Surcharge Amount so recalculated; and (C) all references to an Applicable Rate under the Agreement shall be construed accordingly and all provisions in Clause 15 (other than Clause 15.2 (Tax gross-up)) shall apply to the Tax Deduction on the recalculated Relevant Surcharge Amount.

(b)	To the extent that Relevant Surcharge Amount payable by an Obligor under this Agreement becomes subject to Swiss Withholding Tax, all Parties shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the relevant Obligor to obtain authorisation to make payment in respect of Relevant Surcharge Amounts without them being subject to Swiss Withholding Tax or to allow the Parties to prepare claims for the refund of any Swiss Withholding Tax so deducted. If and to the extent a Buyer receives a refund of Swiss Withholding Tax, it shall forward such amount, after deduction of costs, to the Obligor. Nothing in this Clause shall interfere with each Buyer’s right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, no Buyer shall be under any obligation to claim any Swiss Withholding Tax refund in priority to any other claims, relieves, credits or deductions available to it.

12	DEFAULT INTEREST

12.1	If any of the Obligors fails to pay or discharge any amount payable by it under this Agreement or any other Prepayment Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment or discharge (both before and after judgment) at a rate which, subject to paragraph 12.2 below, is two per. cent. (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the Unpaid Sum for successive Surcharge Periods, each of a duration selected by the Buyers’ Agent. Any interest accruing under this Clause 12 shall be immediately payable by the Sellers on demand to the Buyers.

12.2	If any Unpaid Sum consists of all or part of an Advance which became due on a day which was not the last day of a Surcharge Period relating to that Advance:

(a)	the first Surcharge Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Surcharge Period relating to that Advance; and

(b)	the rate of interest applying to the Unpaid Sum during that first Surcharge Period shall be two per. cent. (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

12.3	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Surcharge Period applicable to that Unpaid Sum but will remain immediately due and payable.

13	INABILITY TO DETERMINE RATES; BENCHMARK REPLACEMENT

13.1	Inability to determine rates

(a)	If, as of any date:

(i)	the Buyers’ Agent determine that the ‘Term SOFR’ cannot be determined pursuant to the definition thereof; or

(ii)	the Buyers’ Agent determine that the Term SOFR rate does not adequately and fairly reflect the cost to the Buyers of making and maintaining the Advances,

the Buyers’ Agent will promptly, but in no event later than three (3) Business Days, notify the Sellers. Upon notice thereof by the Buyers’ Agent to the Sellers, any obligation of the Buyers to make Advances shall be suspended until the Buyers’ Agent revoke such notice.

(b)	Upon receipt of such notice, (i) the Sellers may revoke any Advance Request; and (ii) any reference made to ‘Term SOFR’ will be deemed to have been converted into ABR for any affected Advance.

13.2	Benchmark Replacement Setting

(a)	Notwithstanding anything to the contrary herein or in any other Prepayment Document, upon the occurrence of a Benchmark Transition Event, the Buyers and the Sellers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Buyers’ Agent have provided notice of such proposed amendment to the Sellers.

(b)	In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Buyers’ Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Prepayment Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Prepayment Document.

(c)	The Buyers’ Agent shall promptly notify the Sellers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Buyers’ Agent will notify the Sellers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Clause 13.2 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Buyers’ Agent pursuant to this Clause 13.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Prepayment Document, except, in each case, as expressly required pursuant to this Clause 13.2.

(d)	Notwithstanding anything to the contrary herein or in any other Prepayment Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either

(A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Buyers’ Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Buyers may modify the definition of ‘Surcharge Period’ (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to paragraph (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Buyers may modify the definition of ‘Surcharge Period’ (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

14	SURCHARGE PERIODS

14.1	Surcharge Periods

(a)	Subject to the rest of this Clause 14, the Surcharge Period for an Advance shall be of a duration from the first day (included) of each Relevant Period until the last day (excluded) of each Relevant Period.

(b)	The first Surcharge Period for each Advance shall commence (and include) on its Advance Date and shall end on (but exclude) the Relevant Period End Date of the then current Relevant Period.

(c)	No Surcharge Period shall extend beyond the Final Maturity Date.

14.2	Non-Business Days

If a Surcharge Period would otherwise end on a day which is not a Business Day, that Surcharge Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.3	Consolidation of Advances

If two or more Surcharge Periods relate to the Advances and end on the same date, the Advances will be consolidated into, and treated as, a single Advance on the last day of the relevant Surcharge Period.

15	TAX GROSS-UP AND INDEMNITIES

15.1	Definitions

In this Agreement:

‘Tax Deduction’ means a deduction or withholding for or on account of Tax from a payment under this Agreement (including, for the avoidance of doubt, any commitment fee payable under this Agreement).

Unless a contrary indication appears, in this Clause 15 a reference to ‘determines’ or ‘determined’ means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	Each Obligor shall discharge all of its obligations and make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Buyers’ Agent accordingly. Similarly, each Buyer shall notify the relevant Obligor on becoming so aware in respect of a payment payable to it.

(c)	If a Tax Deduction is required by law to be made by any Obligor, the amount of the obligation or payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the obligation or payment which would have been due if no Tax Deduction had been required.

(d)	A payment to a Buyer shall not be increased under paragraph (c) above or under Clause 11.2 (Minimum Surcharge) if on the date on which the payment falls due the payment could have been made to the relevant Buyer without a Tax Deduction on account of Swiss Withholding Tax if:

(i)	the Buyer had been a Qualifying Bank, but on that date that Buyer is not or has ceased to be a Qualifying Bank other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority;

(ii)	such Buyer, in relation to which the Obligor makes the payment, would be considered as one creditor only for the purposes of the Non-Bank Rules but on that date that Buyer is not or has ceased to be classified as one creditor only for the purposes of the Non-Bank Rules (other than as a result of any change after the date it became a Buyer under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority);

(iii)	such Buyer had made a correct indication as to its status required pursuant to Clause 15.4 (Lender status confirmation);

(iv)	such Buyer had complied with its obligations in accordance with Clause 22.1 (Assignments and transfers by the Buyer); or

(v)	the Buyers would have complied with their obligations in accordance with Clause 22.1 (Assignments and transfers by the Buyer) and the specific Buyer, in relation to which the Obligor makes the payment, became a Buyer as a result of such breach of Clause 22.1 (Assignments and transfers by the Buyer).

(e)	If any Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Obligor shall deliver to the Buyers’ Agent evidence reasonably satisfactory to the Buyers that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	For the avoidance of doubt, all references to a Tax Deduction in this Clause 15.2 include, without limitation, a Tax Deduction made for or on account of VAT.

15.3	Tax indemnity

(a)	The Sellers shall (within three (3) Business Days of demand by the Buyers) pay to the relevant Buyer an amount equal to the loss, liability or cost which that Buyer determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Buyer in respect of this Agreement.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the relevant Buyer’s Agent under the law of the jurisdiction in which that Buyer is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Buyer is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Buyer; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Minimum Surcharge) or Clause 15.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 11.2 (Minimum Surcharge) or Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in those Clauses applied.

(c)	The relevant Buyer shall, upon making, or intending to make a claim under paragraph (a) above, promptly notify the Sellers of the event which will give, or has given, rise to the claim.

15.4	Lender status confirmation

(a)	Each Buyer confirmed that it does not qualify as a Qualifying Bank and therefore they each qualify as one creditor for the purposes of the Non-Bank Rules.

(b)	Each assignee or transferee to which any rights or obligations are to be transferred in accordance with Clause 22.1 (Assignments and transfers by the Buyer) shall indicate, in the documentation which it executes on becoming a Party to this Agreement, and for the benefit of the Agent and any Obligor, which of the following categories it falls in:

(i)	a Qualifying Bank; or

(ii)	not a Qualifying Bank qualifying as one creditor for the purposes of the Non-Bank Rules; or

(iii)	not a Qualifying Bank qualifying as more than one creditor for the purposes of the Non-Bank Rules.

(c)	Each Buyer which is a Qualifying Bank shall promptly inform the Obligors if it has reason to believe that the status as Qualifying Bank is likely to change or has changed.

(d)	Each Buyer which is not a Qualifying Bank shall promptly inform the Obligors if it has reason to believe that the number of creditors it counts as for the purposes of the Non-Bank Rules is likely to change or has changed.

15.5	Stamp taxes

The Sellers shall pay and, within three (3) Business Days of demand, indemnify each Buyer against any cost, loss or liability that Buyer incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement (even if by law that Buyer is required to pay any such stamp duty, registration or other similar Tax amounts itself directly). If a Buyer is required to make payment in respect of any such stamp duty, registration or other similar Tax, then the Sellers shall reimburse that Buyer in full in respect of such payment within three (3) Business Days of demand.

15.6	VAT

(a)	All amounts expressed to be payable under a Transaction Document by an Obligor to the Buyers which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by a Buyer to an Obligor under a Transaction Document and that Buyer is required to account to the relevant tax authority for the VAT, that Obligor must declare and pay on behalf of the relevant Buyer (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the relevant Buyer must promptly provide an appropriate VAT invoice to that Obligor).

(b)	Where a Transaction Document requires any Obligor to reimburse or indemnify a Buyer for any cost or expense, that Obligor shall reimburse or indemnify (as the case may be) the relevant Buyer for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that Buyer is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)	In relation to any supply made by a Buyer to any Obligor under this Agreement, if reasonably requested by that Buyer, that Obligor must promptly provide that Buyer with details of that Obligor’s VAT registration and such other information as is reasonably requested in connection with that Buyer’s VAT reporting requirements in relation to such supply.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Sellers shall promptly, and in any case within fifteen (15) Business Days of demand, pay the Buyers and the Agent the amount of all costs and expenses (including pre agreed legal fees and travel expenses) reasonably incurred by the Buyers and the Agent (for its account and for the account of the relevant Prepayment Facility Lenders) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	the Transaction Documents and any other documents referred to in the Transaction Documents;

(b)	the Prepayment Facility Agreement; and

(c)	any other Transaction Document executed after the Signing Date,

in each case, regardless of whether any such document is executed. For the avoidance of doubt, such costs and expenses in connection with the Prepayment Facility Agreement shall include the structuring fees, the Agent fees and the Security Agent fee (in each case, as defined or referred to in the Prepayment Facility Agreement).

16.2	Amendment costs

If any Obligor requests an amendment, release, waiver or consent, that Obligor shall, within fifteen (15) Business Days of demand, reimburse the Buyers for the amount of all costs and expenses (including pre agreed legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Sellers shall, within five (5) Business Days of demand, pay to the Buyers the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under the Transaction Documents and any proceedings instituted by or against any Buyer as a consequence of enforcing these rights.

16.4	Currency Indemnity

(a)	If any sum due from any Obligor under the Transaction Documents and the Prepayment Facility Agreement (a ‘Sum’), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the ‘First Currency’) in which that Sum is payable into another currency (the ‘Second Currency’) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Buyer against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Seller waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.5	Other Indemnity

The Sellers shall, within five (5) Business Days of demand, indemnify each Buyer against any cost, loss or liability incurred by it (including any breakage cost and any such cost, loss or liability of that Buyer to its funders in connection with its funding of the Advance to the extent not compensated for under Clause 16.6 (Advance Payment Costs) below) as a result of:

(a)	the occurrence of any Event of Default;

(b)	the reimbursement or discharge of any principal of the Advance other than on the last day of a Surcharge Period;

(c)	a failure by any Obligor to pay any amount due under a Transaction Document on its due date;

(d)	funding, or making arrangements to fund, the Advance requested by any Obligor but not made by reason of the operation of any one or more of the provisions of the Agreement; and

(e)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the relevant Buyer by the Transaction Documents or by law.

16.6	Advance Payment Costs

The Seller shall, within fifteen (15) Business Days of demand, indemnify and pay to Trafigura PTE an amount equal to any Advance Payment Costs which have become payable pursuant to the Executed Prepayment Facility Agreement if Trafigura PTE has provided to the Seller written documentary evidence of such Advance Payment Costs.

16.7	Commitment Fee

(a)	The Sellers must pay to Trafigura PTE a commitment fee of thirty (30)% per annum of the Margin in respect the amount of unutilised Maximum Upsize Advance Amount (the ‘Commitment Fee’).

(b)	The Commitment Fee shall accrue monthly on and from the Amendment and Restatement Effective Date and is payable on the earliest of:

(i)	the last day of each successive period of three (3) Months that ends during the Upsize Advance Availability Period;

(ii)	the last day of the Upsize Advance Availability Period; and

(iii)	if cancelled, in full on the cancelled amount of the Maximum Upsize Advance Amount on the date that the cancellation takes effect.

17	REPRESENTATIONS

17.1	General

Each Seller makes the representations and warranties set out in this Clause 17 to each Buyer and to the Prepayment Facility Lenders (acting through Trafigura PTE) for itself and in respect of the Guarantor.

17.2	Status

(a)	Each Seller is a limited liability corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	The Guarantor is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(c)	It has the power to own its assets and carry on its business as it is being conducted.

17.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	once entered into, each Security Document to which it is a party creates the security interest which that Security Document purports to create and those security interests are valid and effective.

17.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

17.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of accepting the Advance or giving the indemnities contemplated by the Transaction Documents to which it is a party.

17.6	Validity and admissibility in evidence

(a)	All Authorisations and any other acts, conditions or things required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents which each Obligor is party admissible in evidence in its Relevant Jurisdictions,

have been obtained, effected, done, fulfilled or performed and are in full force and effect.

(b)	All Authorisations necessary for the export of the Products and the conduct of the business, trade and ordinary activities of the Obligors (including, in respect of the Sellers, the ownership, development, operation or exploitation of the Assets as contemplated by the Prepayment Documents) have been obtained or effected and are in full force and effect, and no steps have been taken to revoke or amend such Authorisations if failure to obtain or effect those Authorisations, or their revocation or amendment, has or is reasonably likely to have a Material Adverse Effect.

17.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Transaction Documents will be recognised and enforced in each Obligor’s Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Transaction Document in the jurisdiction of the stated governing law of that Transaction Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

17.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 21.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 21.8 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to it or any Obligor; and none of the circumstances described in Clause 21.6 (Insolvency) applies to it.

17.9	Deduction of Tax

Subject to Clause 17.32 (Compliance with Non-Bank Rules), it is not required to make any deduction for or on account of Tax from any obligation it may discharge or any payment it may make under the Transaction Documents.

17.10	No filing or stamp taxes

Except for any stamp duty, filings, recordings, regulatory approvals, registrations, notarial or similar Taxes or fees to be paid on or in relation to any Transaction Document which is referred to in any legal opinion delivered to Trafigura PTE pursuant to Schedule 1 (Conditions Precedent to the Initial Advance) or to the Buyers pursuant to Schedule 1 (Conditions Precedent) to the Amendment and Restatement Agreement (including the registration of the Security Documents and cancellation of the Security entered into by any Seller pursuant to the RBL Credit Agreement, with the Registry of Liens over Movable Assets (Registro de Garantías Mobiliarias) and the notarization of the Promissory Notes) and which will be made or paid promptly after the date of the relevant Transaction Document, under the law of each Obligor’s Relevant Jurisdictions it is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

17.11	No default

(a)	No Event of Default and, on the Signing Date, no Default is continuing or is reasonably likely to result from the making of the Advance or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any Obligor or to which the assets of any such person are subject.

17.12	No misleading information

(a)	Any material factual information provided by any Obligor to Trafigura PTE prior to the Signing Date in connection with the negotiation, execution and delivery of this

Agreement or any other Transaction Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be provided.

(b)	All financial projections provided to Trafigura PTE prior to the Signing Date by any Obligor were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Each Cash Flow Forecast and the projections contained therein, was made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) was fair and prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(d)	Nothing has occurred or been omitted from any factual information and no information has been given or withheld that results in the information provided to Trafigura PTE prior to the Signing Date being untrue or misleading in any material respect.

(e)	All other written information provided by any Obligor (including its advisers) to a Buyer was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

17.13	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with Swiss GAAP FER consistently applied.

(b)	Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year.

(c)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group) since the date of delivery of the Original Financial Statements or once subsequent financial statements have been delivered pursuant to Clause 18.1 (Financial statements), the most recent financial statements delivered under that Clause.

17.14	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any Obligor (or against the directors thereof).

(b)	No judgment or order of a court, arbitral body or agency which has or is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any Obligor (or against the directors thereof).

17.15	Pari passu ranking

Its obligations under the Transaction Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.16	No breach of laws

(a)	No Obligor or any other member of the Group has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor or any other member of the Group which have or are reasonably likely to have a Material Adverse Effect.

17.17	Environmental laws

(a)	Each Obligor and each other member of the Group is in compliance with Clause 20.4 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Obligor or any other member of the Group where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.

(c)	On the Signing Date, all Environmental Permits required in connection with the Assets have been obtained and each Obligor and each other member of the Group has at all times been in compliance with such Environmental Permits.

(d)	All other Environmental Permits required in connection with the Assets have been applied for or will be obtained and it has no reason to believe that those Environmental Permits will not be obtained in a timely manner.

(e)	It has not received any notice of withdrawal or intention to withdraw any Environmental Permit granted to any Obligor or any other member of the Group where that withdrawal would have or is reasonably likely to have a Material Adverse Effect.

17.18	Environmental and Social Claims.

No Environmental and Social Claim which has or is reasonably likely to have a Material Adverse Effect has been commenced or (to the best of its knowledge and belief) is threatened against it or any member of the Group.

17.19	Taxation

(a)	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties and it is not overdue in filing any tax returns (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax.

(c)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes which are reasonably likely to be adversely determined.

(d)	It is resident for Tax purposes only in the jurisdiction under whose laws it is incorporated as at the Signing Date.

17.20	Anti-Corruption law

(a)	It and each member of the Group is aware of and has conducted its businesses in compliance with Anti-Corruption Laws and has instituted and maintains in effect policies and procedures designed to promote and achieve compliance with such laws.

(b)	It and each member of the Group has not made or received, or directed or authorised any other person to make or receive, any offer, payment or promise to pay, of any money, gift or other thing of value, directly or indirectly, to or for the use or benefit of any person, where this violates or would violate, or creates or would create liability for it or any other member of the Group or any other person under, any Anti-Corruption Laws.

(c)	Neither it nor any other member of the Group is not being investigated by any agency, or party to any proceedings, in each case in relation to any Anti-Corruption Laws.

17.21	Sanctions

(a)	Each Obligor and each other member of the Group has instituted and maintains in effect policies and procedures designed to ensure compliance by that person with applicable Sanctions.

(b)	None of the Obligors or any other member of the Group:

(i)	or any Subsidiary of any Obligor or any other member of the Group, or any of their respective directors or officers, or, to the knowledge of that Obligor, any of their respective employees or Affiliates; or

(ii)	to the knowledge of that Obligor, any agent of any Obligor or any other member of the Group, or any Subsidiary or other Affiliate of any Obligor or any other member of the Group that will act in any capacity in connection with or benefit from the credit facility established hereby, is:

(A)	a Sanctioned Person; or

(B)	in violation of Sanctions.

(c)	The making of the Advance, the use of proceeds thereof or any other transaction contemplated by the Transaction Documents will cause a violation of any applicable Sanctions by any person participating in the transactions contemplated by the Transaction Documents. No Obligor, nor any other member of the Group or any of their Subsidiaries, nor any parent company thereof, nor, to the knowledge of that Obligor, any other Affiliate of any Obligor or of any other member of the Group, has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with, or in, any Sanctioned Country.

17.22	Security and Financial Indebtedness

(a)	No Security exists over all or any of the present or future assets of:

(i)	any Obligor; or

(ii)	any other member of the Group,

other than Permitted Security.

(b)	It does not have any Financial Indebtedness outstanding other than any Permitted Financial Indebtedness.

17.23	Good title to assets

Each Seller has the right to sell and transfer the Products to the relevant Buyer in accordance with the Sale and Purchase Agreements to which it is a party, and title to those Products will pass to the relevant Buyer free and clear of any Security or any other interest whatsoever.

17.24	Sale and Purchase Agreements

(a)	Each of the Sale and Purchase Agreements is in full force and effect and any condition precedent to its coming into force was satisfied (or properly waived) by the date on which such condition precedent was due to be satisfied under the terms of the relevant Sale and Purchase Agreement.

(b)	No event or circumstance has occurred that gives rise or might reasonably be expected to give rise to a right to terminate early, suspend performance under, repudiate or cancel any Sale and Purchase Agreement.

(c)	The volumes delivered or to be delivered under the Sale and Purchase Agreement represent 100% of the volumes of the Sellers’ entitlement to Product produced from the Assets.

17.25	Insurance

(a)	The Sellers have in place all necessary and appropriate insurance policies (from reputable independent insurance companies or underwriters) in relation to the business and assets of the Sellers against those risks and to the extent as would normally be maintained by a prudent company carrying on the same or substantially similar business similar to the Sellers’ business and in relation to the Assets on such terms and in such amounts as is customary in the industry.

(b)	There is no outstanding insured loss or liability incurred by it which could reasonably be expected to have a Material Adverse Effect and which is not expected to be covered to the full extent of that loss or liability.

(c)	All insurances which are required to have been effected are in full force and effect and no event or circumstance has occurred (including any non-disclosure, misrepresentation or breach of any term of any insurances) which would entitle the relevant insurer to repudiate, rescind or cancel any such insurance or to treat it as avoided in whole or in part or otherwise decline any valid claim under it.

17.26	Group structure

The Group Structure Chart delivered to Trafigura PTE pursuant to Clause 5.1 (Initial conditions precedent) is true, complete and accurate in all respects as at the Signing Date, and the Group Structure Chart delivered to the Buyers as a condition precedent to the Amendment and Restatement Effective Date is true, complete and accurate in all respects as at the Amendment and Restatement Effective Date.

17.27	Ownership and control of the Sellers

Each Seller is a wholly-owned indirect Subsidiary of the Guarantor.

17.28	Accounting Reference Date

The Accounting Reference Date of each member of the Group is 31 December.

17.29	Centre of main interests and establishment

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the ‘Regulation’), each Obligor’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no ‘establishment’ (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

17.30	First ranking security

The Security granted by the Security Documents (once entered into) has first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

17.31	Assets

(a)	The oil blocks listed in the definitions of “Colombian Assets” and “Ecuadorian Assets” respectively are an exhaustive list of all of the oil producing assets owned by the Sellers in Colombia and Ecuador as at the Amendment and Restatement Effective Date and the concession agreements listed in the definition of “Concession Agreements” is an exhaustive list of the concession agreements entered into in respect of all the Assets as at the Amendment and Restatement Effective Date.

(b)	Subject to the Legal Reservations, and to the extent permitted by Colombian law, the Security Documents create (or will create once entered into) Security over all of the material rights and assets of the Obligors which are in respect of, or are designated as, ‘Colombian Assets’.

17.32	Compliance with Non-Bank Rules

(a)	Each Seller is in compliance with the 20 Non-Bank Rule.

(b)	With respect to any deduction on account of Swiss Withholding Tax, paragraph (a) above shall not be breached if the number of creditors of a Seller in respect of the 20 Non-Bank Rule is exceeded solely as a result of:

(i)	a Buyer incorrectly declaring its status as to whether or not it is a Qualifying Bank or qualifying as one creditor only for the purposes of the Non-Bank Rules; or

(ii)	a Buyer ceasing to be a Qualifying Bank or to be qualified as one creditor only for the purposes of the Non-Bank Rules (other than as a result of any change after the date it became a Buyer under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority); or

(iii)	a Buyers’s non-compliance with Clause 22.1 (Assignments and transfers by the Buyer).

(c)	For the purpose of its compliance with the 20 Non-Bank Rule under this Clause 17.32, each Seller shall assume that the number of Buyers under this Agreement which are not Qualifying Banks shall be deemed to be to be 5 (five) (irrespective of whether or not there are, at any time, any such Buyers).

17.33	Times when representations made

(a)	All the representations and warranties in this Clause 17 are made by each Seller for itself and in respect of the Guarantor (other than GTOC, GTEE1 and GTEE2) on the Signing Date and by each Seller for itself and in respect of the Guarantor on the Amendment and Restatement Effective Date, and the Repeating Representations are deemed to be made by each Obligor on the date of the Advance Request, on the Advance Date and on the first day of each Surcharge Period.

(b)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(c)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

18	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the Signing Date until the Final Discharge Date.

18.1	Financial statements

The Sellers shall supply to the Buyers’ Agent:

(a)	as soon as the same become available, but in any event within 180 days after the end of each Financial Year, the audited financial statements for each Seller and the audited consolidated financial statements for the Guarantor for that Financial Year (save for the financial statements for GTEE1 and GTEE2 for the Financial Year ended 2025) (the ‘Annual Financial Statements’); and

(b)	as soon as the same become available, but in any event within 45 days after the end of each half of each Financial Year, the financial statements for each Seller and the consolidated financial statements for the Guarantor for that financial half year.

18.2	Provisions and contents of Compliance Certificate

(a)	The Sellers shall supply a Compliance Certificate to the Buyers’ Agent on the Advance Date of the initial Upsize Advance, on each Test Date and, if a Cure Period (as defined in Clause 19.5 (Coverage Ratio Shortfall Event)) has occurred, no later than the last day of such Cure Period.

(b)	Each Compliance Certificate shall be duly signed by one (1) director of each Seller.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Sellers pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Sellers shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using Swiss GAAP FER.

(c)	If any Buyer or the Agent wishes to discuss the financial position of an Obligor with the Auditors or, if different, the auditors of that Obligor, the Buyers’ Agent may notify the Sellers, stating the questions or issues which the relevant Buyer and/ or the Agent wishes to discuss with those auditors. In this event, the Sellers must ensure that those auditors are authorised (at the expense of the Sellers):

(i)	to discuss the financial position of the relevant Obligor with the relevant Buyer or the Agent on request from the Buyers or the Prepayment Facility Lenders (acting through the Trafigura PTE); and

(ii)	to disclose to the Buyers’ Agent and the Agent (acting for and on behalf of the Prepayment Facility Lenders) any information which any Buyer or the Agent may reasonably request.

18.4	Information: Fields

The Sellers must supply to the Buyers’ Agent:

(a)	promptly, any updated or new Development Plan;

(b)	promptly, and in any event within three (3) days of becoming aware of the same, the details of any event or circumstance which has resulted in the production, delivery, recovery or transportation of hydrocarbon reserves with respect to the Assets being suspended or interrupted for a period of three (3) consecutive days or more (excluding scheduled shutdowns);

(c)	a copy of any reports or budgets in respect of the Assets prepared by the Sellers;

(d)	promptly upon becoming aware of the same, any other information relating to the Assets or the Sellers that could reasonably be expected to change any assumption in the current Financial Model (in a material respect) or impose any additional material liability on the Sellers, including but not limited to, new findings and analysis in relation to geology or petro-physics, volumes to be produced, project timings, anticipated capital expenditures, choice of contractors, estimated operating expenditures and any changes in the applicable fiscal regime;

(e)	promptly upon becoming aware of the same, details of any enlargement of, or reduction in, its percentage interest in the Assets;

(f)	on or before 31 March of each year, an updated Reserves Report;

(g)	on each Test Date, a cash flow forecast for the following six (6) months;

(h)	on or before 30 November of each year, Annual Budget for the next calendar year;

(i)	on or before each Semi-Annual Date, an updated Financial Model; and

(j)	promptly upon request by the Buyers’ Agent, such information as the Buyers may reasonably require in respect of the Assets (including such information and reports relating to its production of Product, its export performance and its forecast production, Delivery and exports for the period until the Final Discharge Date as the Buyers may reasonably require).

18.5	Information: miscellaneous

The Sellers shall deliver to the Buyers’ Agent:

(a)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or pending against any Obligor, and which (i) might, if adversely determined, have a Material Adverse Effect or (ii) relates to the Transaction Documents;

(b)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which (i) is made against any Obligor and which might have a Material Adverse Effect or (ii) relates to the Transaction Documents;

(c)	promptly, such information as the Agent (through Trafigura PTE) may require about the Assets and compliance of each Obligor with the terms of any Transaction Documents;

(d)	promptly, such information as the Buyers, the Agent or the Prepayment Facility Lenders (acting through Trafigura PTE) may require in connection with or pursuant to any Sale and Purchase Agreement;

(e)	promptly on request by the Buyers, the Agent or the Prepayment Facility Lenders (acting through Trafigura PTE), such further information regarding the financial condition, assets and operations of any Obligor as the Buyers may request (including any requested amplification or explanation of any item in the financial statements, or other material provided by the Sellers under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction));

(f)	promptly upon becoming aware of them, but in any event within five (5) Business Days after becoming aware of, inform the Buyers’ Agent in writing of:

(i)	any Environmental and Social Claim being commenced against it;

(ii)	any facts or circumstances which will or are reasonably likely to result in any Environmental and Social Claim being commenced or threatened against it; and/or

(iii)	the details of any breach of Environmental Law or environmental incident and of any Environmental and Social Claim being made in relation to such breach or incident (if applicable);

(g)	promptly upon receipt, the notification of any regulatory approvals, licences and Authorisations; and

(h)	promptly upon becoming aware of them, any event or circumstance which could materially and adversely affect the interests, rights or remedies of the Buyers under this Agreement and the other Prepayment Documents.

18.6	Notification of default, breach, termination or suspension; Material Adverse Effect

(a)	The Sellers shall notify the Buyers’ Agent of any default, breach, termination or suspension (and the steps, if any, being taken to remedy it) of any Prepayment Document and any event or circumstance which is reasonably likely to result in a Material Adverse Effect, promptly upon becoming aware of its occurrence.

(b)	The Sellers shall notify the Buyers’ Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(c)	Promptly upon a request by the Buyers’ Agent, the Sellers shall supply to the Buyers’ Agent a certificate signed by two of its directors or senior officers of each Seller on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.7	Anti-corruption information

Unless such disclosure would constitute a breach of any applicable law or regulation, the Sellers shall supply to the Buyers’ Agent:

(a)	promptly upon becoming aware of them, the details of any actual or potential violation by, or creation of liability for, any Obligor or any agent, director, employee or officer of any Obligor (or any counterparty of any such person in relation to any transaction contemplated by a Transaction Document) of or in relation to any Anti-Corruption Laws, or of any investigation or proceedings relating to the same;

(b)	copies of any correspondence delivered to, or received from, any regulatory authorities in relation to any matter referred to in paragraph (a) above at the same time as they are dispatched or promptly upon receipt (as the case may be); and

(c)	promptly upon request by any Buyer such further information relating to any matter referred to in paragraphs (a) and (b) above as the Buyers’ Agent may reasonably require.

18.8	‘Know your customer’ checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date; or

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the Signing Date,

obliges any Buyer to comply with ‘know your customer’ or similar identification procedures under the Prepayment Facility Agreement or any other Prepayment Finance Documents in circumstances where the necessary information is not already available to it, each Seller shall promptly upon the request of the Buyers’ Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Buyers in order for the relevant Buyer to carry out and be satisfied it has complied with all necessary ‘know your customer’ or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Prepayment Facility Agreement and the other Prepayment Finance Documents.

(b)	Each Seller shall promptly upon the request of Trafigura PTE supply, or procure the supply of, such documentation and other evidence as is requested by Trafigura PTE in order for the Agent under the Prepayment Finance Document to carry out and be satisfied it has complied with all necessary ‘know your customer’ or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Prepayment Finance Documents.

18.9	Prepayment Finance Documents

(a)	Each Seller acknowledges that Trafigura PTE shall be entitled to deliver to the Prepayment Facility Lenders all information and documents it receives under the Prepayment Documents (including under this Clause 18 (Information undertakings)).

(b)	Upon Trafigura PTE’s request, the Sellers shall provide to the Agent each notice, document or communication required to be provided to Trafigura PTE under the Prepayment Documents at the same time as it is provided to Trafigura PTE.

19	COVERAGE RATIOS

The undertakings in this Clause 19 remain in force from the Signing Date until the Final Discharge Date.

19.1	Financial definitions

‘Asset Coverage Ratio’ means the ratio at any time (the ‘Relevant Time’) of:

(a)	the after tax NPV of the future cash flows of the Sellers (with such cash flow value to be based on the then latest Cash Flow Forecast as adjusted by the Buyers at their discretion (acting reasonably)) up to and including the Final Maturity Date, based on ninety per cent (90%) of the then prevailing ICE Brent forward strip (five years to flat) and discounted at ten per cent (10%), to

(b)	the sum of (i) the Outstanding Amount as at the Relevant Time and (ii) the forecast principal and interest payable by the Sellers (on a consolidated basis) in respect of any Financial Indebtedness (other than Financial Indebtedness incurred pursuant to the Transaction Documents) from the Relevant Time to and including the Final Maturity Date, as calculated using the Financial Model, which shall use the forward curve for dated ICE Brent, adjusted for the applicable differentials and commercial discounts.

‘Coverage Ratio’ means each of the Asset Coverage Ratio and the Debt Service Coverage Ratio.

‘Debt Service Coverage Ratio’ means at any time (the ‘Relevant Time’) the ratio of:

(a)	the estimated aggregate value of the Product to be delivered under the Sale and Purchase Agreements for each Relevant Period commencing from (and including) the Relevant Time to (and including) the Final Maturity Date (the ‘DSCR Period’), based on eighty per cent (80%) of the then prevailing ICE Brent forward strip (five years to flat) and adjusted for quality differential and transportation discount, to

(b)	the scheduled Outstanding Amount as at the commencement of each Relevant Period occurring from (and including) the Relevant Time, plus all costs, interest, fees and other charges and amounts payable by the Sellers to the Buyers under this Agreement from (and including) the Relevant Time to (and including) the Final Maturity Date, with such ratio to be calculated in respect of each Relevant Period occurring during the applicable DSCR Period.

‘Minimum Asset Coverage Ratio’ means one hundred and fifty per cent (150%).

‘Minimum Coverage Ratio’ means each of the Minimum Asset Coverage Ratio and the Minimum Debt Service Coverage Ratio.

‘Minimum Debt Service Coverage Ratio’ means two hundred per cent (200%).

‘Semi-Annual Date’ means 31 March and 30 September each year.

‘Test Date’ has the meaning given to that term in Clause 19.3 (Test Dates):

19.2	Minimum Coverage Ratios

The Sellers shall ensure that, until the Final Discharge Date, on each Test Date:

(a)	the Asset Coverage Ratio shall be at least equal to the Minimum Asset Coverage Ratio; and

(b)	the Debt Service Coverage Ratio shall be at least equal to the Minimum Debt Service Coverage Ratio.

19.3	Test Dates

The Buyers shall be entitled to test compliance by the Seller with its Coverage Ratio obligations pursuant to this Clause 19 (Coverage Ratios) on any of the following dates (each a ‘Test Date’):

(a)	each Semi-Annual Date;

(b)	upon (and any date falling after) the occurrence of any Default or Event of Default which is continuing; and

(c)	on any other date as reasonably requested by the Buyers provided that the Buyers shall not deliver more than two (2) such requests in a calendar year.

19.4	Minimum Coverage Ratio testing

(a)	The liability of the Sellers to comply with its Coverage Ratio obligations under this Clause 19 shall apply at all times, including if a Force Majeure Event has occurred or is continuing.

(b)	Each Coverage Ratio shall be tested based on Proven Reserves as predetermined by reference to the then latest yearly Reserves Report delivered to the Buyers’ Agent pursuant to Clause 17.27 (Information: Fields), rolled quarterly and updated to reflect the then prevailing ICE Brent forward strip (five years to flat).

19.5	Coverage Ratio Shortfall Event

If at any time a Coverage Ratio is less than the relevant Minimum Coverage Ratio applicable to it (a ‘Coverage Ratio Shortfall Event’), the Buyers’ Agent shall notify the Sellers and the Sellers shall, on or before the date falling ten (10) Business Days after the relevant Test Date (or such later date as the Sellers and the Buyers’ Agent may agree) (the ‘Cure Period’), at its option, either:

(a)	execute such amendments to the Sale and Purchase Agreements as are required by the Buyers (in their discretion) to increase the volume of Product to be delivered under the Sale and Purchase Agreements of such aggregate value; and/or

(b)	at the discretion of the Buyers, execute such amendments to the Sale and Purchase Agreements to extend the tenor of the Sale and Purchase Agreements to provide for the delivery of increased volumes of Products of such aggregate value; and/or

(c)	arrange for the transfer of monies in freely and readily available funds to the Buyers to be applied in early reimbursement of the Advance of such amount,

so as to ensure that the relevant Coverage Ratio, if retested as at the relevant Test Date, but taking account of the actions above, would be in compliance with its obligations under Clause 19.2 (Minimum Coverage Ratios) as tested by reference to a Compliance Certificate delivered by the Sellers to the Buyers’ Agent not later than the last day of the Cure Period.

20	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Signing Date until the Final Discharge Date (unless expressly stated otherwise in this Clause 20).

20.1	Authorisations

Each Seller shall (and shall procure that the Guarantor shall) promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of a Relevant Jurisdiction, to:

(a)	enable it to perform its obligations under the Transaction Documents;

(b)	enable it to fully operate the Assets, without restrictions of any kind;

(c)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document;

(d)	enable it to validly grant, perfect, register and maintain in full force and effect any Security created or to be created pursuant to the Security Documents; and

(e)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.2	Compliance with laws

Each Seller shall comply in all respects with all laws (including in connection with the production, export, shipment or delivery of Product) to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations (including its obligations to deliver Product) under the Transaction Documents.

20.3	Sale and Purchase Agreement

(a)	Each Seller shall take all such action as may be necessary under each Sale and Purchase Agreement in order to ensure that it fulfils, and shall fulfil, all of its obligations (including its obligations to deliver Product) under the relevant Sale and Purchase Agreement.

(b)	Each Seller shall not sell or deliver, agree to sell or deliver or otherwise dispose of, any Product produced at any Asset to any person other than pursuant to a sale by that Seller to the relevant Buyer(s) under the Sale and Purchase Agreements.

20.4	Environmental compliance

Each Seller shall (and shall ensure that each other member of the Group shall):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.5	Environmental Claims

Each Seller shall, promptly upon becoming aware of the same, inform the Buyers’ Agent in writing of:

(a)	any Environmental Claim against member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Obligor or any member of the Group,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.6	Anti-Corruption Laws

(a)	Each Seller shall (and shall ensure that each other member of the Group shall) not directly or indirectly use the proceeds of the Advance for any purpose which would breach any Anti-Corruption Laws.

(b)	Each Seller shall (and shall ensure that each other member of the Group shall):

(i)	conduct its businesses in compliance with applicable Anti-Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

20.7	Anti-money laundering laws

(a)	Each Seller shall (and shall ensure that each other member of the Group shall) not directly or knowingly indirectly use, or permit or authorise any other person to directly or knowingly indirectly use, the proceeds of the Advance for any purpose which would breach any applicable laws and regulations relating to money laundering, terrorism financing or criminal financing.

(b)	Each Seller shall (and shall ensure that each other member of the Group shall):

(i)	conduct its businesses in compliance with applicable laws and regulations relating to money laundering, terrorism financing or criminal financing (including those relating to financial record keeping and reporting); and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

20.8	Sanctions

(a)	Neither Seller nor:

(i)	any Obligor or any Subsidiary of any Obligor or any of their respective directors or officers, or, to the knowledge of that Obligor, any of their respective employees or Affiliates; or

(ii)	to the knowledge of that Obligor, any agent of any Obligor or any Subsidiary or other Affiliate of any Obligor that will act in any capacity in connection with or benefit from the credit facility established hereby, is:

(A)	a Sanctioned Person; or

(B)	in violation of Sanctions.

(b)	No Seller shall (and shall ensure that each other member of the Group shall not):

(i)	directly or indirectly fund all or part of any payment, repayment or prepayment under this Agreement or discharge any obligation due or owing to the Buyers under the Transactions Documents out of proceeds derived from:

(A)	any activity or dealing with a Sanctioned Person or a Sanctioned Country; or

(B)	any activity which is the subject of Sanctions or whose source is the subject of Sanctions; or

(C)	any activity or status which is prohibited by, or would cause any Obligor or its Affiliates to be in breach of, any Sanctions;

(ii)	permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available all or any part of the Advance to fund any trade, business or other activities related to (i) any Sanctioned Persons or Sanctioned Country; or (ii) any activity that could reasonably be expected to result in an Obligor or any member of the Group being in breach of any Sanctions or becoming a Sanctioned Person, nor permit or authorise any other person to do so;

(iii)	engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it and such is in violation of Sanctions by a member of the Group; or

(iv)	liaise, contract, enter into arrangements or otherwise establish any form of relationships related to, or in connection with, the Transaction Documents with any Sanctioned Person.

(c)	Each Seller has (and shall ensure that each other member of the Group has) instituted and maintains policies and procedures designed to ensure compliance by that member of the Group with applicable Sanctions.

(d)	Each Seller shall (and shall ensure that each other member of the Group shall) maintain policies and procedures aimed at ensuring that its involvement in the transactions contemplated by the Transaction Documents does not breach any Sanctions.

(e)	The Sellers shall notify, promptly upon becoming aware of them, the Buyers’ Agent the details of any claim, action, proceedings, investigations, litigation, other alternative dispute resolution or administrative proceedings in relation with any Sanctions which are threatened or pending against any member of the Group.

(f)	Each Seller shall (and shall ensure that each member of the Group will) comply with any Sanctions applicable to it and each Seller shall procure that neither it nor any member of the Group will be a Sanctioned Person.

20.9	Taxation

(a)	Each Seller shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Buyers’ Agent under Clause 18.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Seller shall change its residence for Tax purposes.

20.10	Merger

No Seller shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

20.11	Change of business

Each Seller shall procure that no substantial change is made to the general nature of its business taken as a whole from that carried on by the Obligors at the Signing Date.

20.12	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Seller shall:

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a subsidiary.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Transaction.

20.13	Preservation of assets

Each Seller shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business and to enable it to fulfil its obligations under the Transaction Documents (which shall include the Assets).

20.14	Pari passu ranking

Each Seller shall ensure that at all times its unsecured and unsubordinated obligations of or any unsecured and unsubordinated claims of the Buyers against it under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.15	Negative Pledge

In this Clause 20.15, ‘Quasi-Security’ means an arrangement or transaction described in paragraph (b) below. Except as permitted under paragraph (c) below:

(a)	no Seller shall create or permit to subsist any Security over any of its Assets or the Products Delivered or to be Delivered under the Sale and Purchase Agreements; and

(b)	no Seller shall:

(i)	sell, transfer or otherwise dispose of any of its Assets or the Products Delivered or to be Delivered under a Sale and Purchase Agreement on terms whereby they are or may be leased to or re-acquired by it or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an Asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

20.16	Disposals

(a)	Except as permitted under paragraph (b) below, no Seller shall (and shall ensure that the Guarantor shall not) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any assets necessary or desirable for the conduct of its business and to enable it to fulfil its obligations under the Transaction Documents (which shall include in any event, any Asset).

(b)	Paragraph (a) above does not apply to any sale, lease, assignment, transfer or other disposal which is:

(i)	a Permitted Disposal;

(ii)	a Permitted Transaction; or

(iii)	an Asset Sale provided that the Sellers have complied with Clause 9.3 (Disposal Mandatory Prepayment Event - Asset Sale).

20.17	Arm’s length basis

No Seller shall enter into any transaction with any person except on arm’s length terms and for full market value.

20.18	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Seller shall incur or allow to remain outstanding any liability under any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	granted by a Seller in respect of the Guarantor’s obligations under the Indenture, the Bonds or any Permitted Refinancing Financial Indebtedness;

(ii)	an endorsement of negotiable instruments in the ordinary course of trade;

(iii)	any performance or similar bond guaranteeing performance a Seller under any contract entered into in the ordinary course of business;

(iv)	any guarantee of Financial Indebtedness permitted under Clause 20.19 (Financial Indebtedness);

(v)	any guarantee or indemnity given in the ordinary course of the documentation of a disposal transaction which is permitted under Clause 20.16 (Disposals) or an acquisition transaction which is permitted under Clause 20.12 (Acquisitions), which guarantee or indemnity is in a customary form and subject to customary limitations;

(vi)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Transaction Documents; and

(vii)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms.

20.19	Financial Indebtedness

No Seller shall (and shall ensure that the Guarantor shall not) incur or allow to remain outstanding any Financial Indebtedness other than any Permitted Financial Indebtedness.

20.20	Insurance

Each Seller shall ensure that it has in place all necessary and appropriate insurance policies (from reputable independent insurance companies or underwriters) in relation to the business and assets of that Seller against those risks and to the extent as would normally be maintained by a prudent company carrying on the same or substantially similar business similar to that Seller’s business and in relation to the Assets on such terms and in such amounts as is customary in the industry.

20.21	Access

Each Seller shall (and shall ensure that each other member of the Group shall) permit the Buyers and/or accountants or other professional advisers and contractors of the Buyers free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with senior management of that Obligor.

20.22	Further assurance

Each Seller shall (and shall ensure that each other member of the Group shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Buyers may reasonably specify (and in such form as the Buyers may reasonably require in favour of any Buyer or their nominee(s)) for the exercise of any rights, powers and remedies of any Buyer provided by or pursuant to the Transaction Documents or by law.

20.23	Hedging Policy

(a)	Each Seller:

(i)	shall comply with the Hedging Policy in respect of any hedging agreements or arrangements entered into by it in relation to the Purchase Price of any Product sold pursuant to a Sale and Purchase Agreement;

(ii)	shall promptly, but in any event no later than five (5) Business Days prior to its entry into any such agreement or arrangement, notify the Agent of its intention to enter into any such hedging agreement or arrangement; and

(iii)	agrees and acknowledges that Banco Santander S.A. shall have a ‘right to match’ any such hedging agreement or arrangement that is notified to it by the Sellers in accordance with this Clause 20.23.

(b)	No Seller shall enter into any Treasury Transaction, other than as expressly permitted under the Hedging Policy.

20.24	Distributions

(a)	No Seller shall declare or make any Distribution unless such Distribution is paid to the Guarantor or any of its Subsidiaries from time to time.

(b)	The Guarantor shall not declare or make any Distribution to any person outside of the Group unless the proceeds of such Distribution are paid exclusively for the purposes of a buy-back of some or all of the Bonds.

(c)	Notwithstanding paragraphs (a) and (b) above, nothing in this Clause 23.1 shall prohibit any Distribution that constitutes a Permitted Indenture Payment.

20.25	Conditions subsequent

GTEC and GTOC shall provide each of the following documents in form and substance satisfactory to the Buyers (and Buyers’ Agent shall notify the Sellers promptly upon being so satisfied):

(a)	by the date falling 15 Business Days after the Amendment and Restatement Effective Date:

(i)	a copy of a resolution of the board of directors of each of GTEC and GTOC:

(A)	approving the terms of, and the transactions contemplated by, the Security Documents to which it is a party and resolving that it execute, deliver and perform the same;

(B)	authorising a specified person or persons to execute the Security Documents to which it is a party on its behalf; and

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Security to which it is a party;

(ii)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (i)(C) above;

(iii)	a certificate of a director or officer of each of GTEC and GTOC confirming that securing the Advances would not cause any borrowing or similar limit binding on it to be exceeded or breach any negative pledge covenant applying to it or to which it is bound;

(iv)	each of the Security Documents listed in paragraphs (a) to (c) of the definition of ‘Security Document’ in Clause 1.1 (Definitions) duly executed by the parties thereto;

(v)	evidence, in form and substance satisfactory to the Buyers’ Agent, that (1) the Security created or to be created pursuant to the Security Documents listed in paragraph (a)(iv) above has been duly created, perfected and registered as a first priority Security; (2) all documents required to be filed, registered, notarized or recorded in order to create and perfect those Security Documents as valid, and enforceable first priority Security (including any registration before the Registro Nacional de Garantías Mobiliarias) shall have been properly filed, registered, notarized or recorded in each office of each jurisdiction in which such filings, registrations, notarizations or registrations are required; and (3) all notices and acknowledgments shall have been made and given in accordance with those Security Documents;

(vi)	each of the Security Documents listed in paragraphs (d) and (e) of the definition of ‘Security Document’ in Clause 1.1 (Definitions) duly executed by the parties thereto;

(vii)	evidence, in form and substance satisfactory to the Buyers’ Agent, that (1) the Security created or to be created pursuant to the Security Documents listed in paragraph Error! Reference source not found.(vi) above has been duly created, perfected and registered as a first priority Security; (2) all documents required to be filed, registered, notarized or recorded in order to create and perfect those Security Documents as valid, and enforceable first priority Security (including any registration before the Registro Nacional de Garantías Mobiliarias) shall have been properly filed, registered, notarized or recorded in each office of each jurisdiction in which such filings, registrations, notarizations or registrations are required; and (3) all notices and acknowledgments shall have been made and given in accordance with those Security Documents;

(viii)	a legal opinion of Baker McKenzie Switzerland AG, legal advisers to GTEC and GTOC as to Swiss law, in relation to the capacity and authority of GTEC and GTOC to enter into and perform their obligations under the Security Documents to which they are a party; and

(ix)	a legal opinion of Pérez-Llorca, Gómez-Pinzón S.A.S., legal advisers to the Buyers as to Colombian law, in relation to the enforceability of each of the Security Documents; and

(b)	promptly following the application of an Upsize Advance or an Upsize Accordion Advance (or any part thereof), and in any event prior to 31 December 2026, evidence reasonably satisfactory to the Buyers that such Upsize Advance has been applied in accordance with Clause 4.1(b) (The Purpose).

20.26	Compliance with Non-Bank Rules

(a)	Each Seller shall at all times ensure that it is in compliance with the 20 Non-Bank Rule.

(b)	With respect to any deduction on account of Swiss Withholding Tax, paragraph (a) above shall not be breached if the number of creditors of a Seller in respect of the 20 Non-Bank Rule is exceeded solely as a result of:

(i)	a Buyer incorrectly declaring its status as to whether or not it is a Qualifying Bank or qualifying as one creditor only for the purposes of the Non-Bank Rules; or

(ii)	a Buyer ceasing to be a Qualifying Bank or to be qualified as one creditor only for the purposes of the Non-Bank Rules (other than as a result of any change after the date it became a Buyer under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority); or

(iii)	a Buyers’s non-compliance with Clause 22.1 (Assignments and transfers by the Buyer).

(c)	For the purpose of its compliance with the 20 Non-Bank Rule under this Clause 17.32 (Compliance with Non-Bank Rules), each Seller shall assume that the number of Buyers under this Agreement which are not Qualifying Banks shall be deemed to be to be 5 (five) (irrespective of whether or not there are, at any time, any such Buyers).

21	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.17 (Acceleration)).

21.1	Non-Delivery

Any Seller:

(a)	does not comply with the provisions of Clause 7.2 (Delivery); or

(b)	fails to Deliver Product in accordance with the Delivery Schedule, in each case, unless such non-compliance or failure is due to:

(i)	the occurrence of a Commercial Dispute, provided that such Commercial Dispute is definitively remedied or resolved (including by way of a final non-appealable court judgment or arbitration award) within ninety (90) days from the date of the occurrence of such Commercial Dispute; or

(ii)	the occurrence of a Force Majeure Event, provided that such Force Majeure Event is remedied or resolved within ninety (90) days from the date of the occurrence of such Force Majeure Event,

and for the avoidance of doubt, if a Buyer exercises its rights under a Sale and Purchase Agreement to reject a Delivery of Product made to such Buyer by any Obligor, such delivery shall constitute a non-delivery of Product for the purposes of this Clause 21.1.

21.2	Non-payment

Any Obligor does not pay on the due date any amount payable pursuant to any Prepayment Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

21.3	Other obligations

(a)	Any Obligor does not comply with any of Clauses 20.6 (Anti-Corruption law) to 20.8 (Sanctions) or Clause 20.25 (Conditions subsequent).

(b)	Any Obligor does not comply with any provision of any Transaction Document (other than those referred to in Clauses 21.1 (Non-Delivery) and 21.2 (Non-payment) and paragraph (a) above).

(c)	No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (i) the Buyers’ Agent giving notice to the relevant Obligor and (ii) the relevant Obligor becoming aware of its failure to comply.

21.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by any Obligor in any Transaction Document or any other document delivered by it or on its behalf under or in connection with any Transaction Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the events or circumstances causing such representation or statement to be incorrect or misleading are capable of alteration and are altered so as to make such representation or statement (if given as at the date of such alteration) correct and not misleading on or before the date falling ten (10) Business Days of the earlier of (i) the Buyers’ Agent giving notice to the relevant Obligor and (ii) the relevant Obligor becoming aware of such representation or statement being incorrect or misleading.

21.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than:

(i)	USD 35,000,000 (or its equivalent in any other currency or currencies) in respect of the Guarantor; or

(ii)	USD 10,000,000 (or its equivalent in any other currency or currencies) in respect of each Seller.

21.6	Insolvency

(a)	Any Obligor:

(i)	is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(ii)	admits its inability to pay its debts as they fall due;

(iii)	suspends or threatens to suspend making payments on any of its debts or announces an intention to do so; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Buyers in their capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor incorporated outside of Switzerland is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	Any Seller is overindebted within the meaning of article 725b para. 1 and para. 3 of the Swiss Code of Obligations, unless the over-indebtedness is covered by claims with deep subordination (Rangrücktritt) that meet the requirements of article 725b para. 4 nb. 1 of the Swiss Code of Obligations.

(d)	A moratorium or other protection from its creditors is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, striking-off, liquidation, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure, including pursuant to the U.S. Bankruptcy Code, or step is taken in any jurisdiction.

This Clause 21.7 shall not apply to any winding-up petition by a creditor which is proved to the satisfaction of the Buyers (acting in good faith) to be an abuse of process or to have no real prospect of success and which is discharged, stayed or dismissed within fifteen (15) Business Days of its presentation and in any event before it is advertised.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Seller having an aggregate value of less than USD 35,000,000 in respect of the Guarantor or USD 10,000,000 in respect of the relevant Seller, and is not discharged within sixty (60) days.

21.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Transaction Documents.

(b)	Any obligation or obligations of any Obligor under any Transaction Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Buyers under the Transaction Documents.

(c)	Any Transaction Document ceases to be in full force and effect or is alleged by any of the Obligors to be ineffective.

(d)	Any Transaction Document is revoked, frustrated, cancelled, terminated or suspended or frustrated (where such frustration or suspension is for a period longer than 90 days), unless such frustration or suspension is due exclusively to the occurrence of a Force Majeure Event.

21.10	Repudiation and rescission of agreements

Any party rescinds or purports to rescind or repudiates or purports to repudiate any Transaction Document or evidences an intention to rescind or repudiate a Transaction Document.

21.11	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

21.12	Expropriation

(a)	All or any part of the Assets or any hydrocarbon reserves thereon or revenues derived therefrom is nationalised, expropriated, compulsorily acquired or seized by any government or other governmental or public sector agency or body.

(b)	The authority or ability of any Obligor to conduct its business is limited or wholly or substantially limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction or other action

(including any amendment to applicable laws) by or on behalf of any governmental, regulatory or other authority or other person and that action is reasonably likely to have a Material Adverse Effect.

21.13	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or its assets which have or are reasonably likely to have a Material Adverse Effect.

21.14	Material adverse change

Any event or circumstance occurs after the Signing Date which the Buyers reasonably believe has or is reasonably likely to have a Material Adverse Effect.

21.15	Revocation of Authorisations

Any material Authorisation required to be obtained and/or maintained by any Obligor, in connection with each Obligor’s entry into the Transaction Documents to which it is a party or in relation to the Assets and/or the operations of its business is terminated, modified, cancelled, suspended or revoked or expires without replacement.

21.16	The Assets

(a)	Any Seller breaches any term, condition or any applicable law imposed by a relevant governmental authority in connection with the production, export, shipment or delivery of the Products produced at any Asset, which breach does, or will materially, affect the right or ability of the relevant Seller (as Seller) to deliver Products from the Fields in accordance with the relevant Sale and Purchase Agreement to which it is a party or to perform its obligations under the Transaction Documents.

(b)	Any event or circumstance occurs which in the opinion of the Buyers (acting reasonably) constitutes the abandonment of any Field or is likely to bring about the abandonment of any such Field.

21.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing any Buyer may:

(a)	by notice to the Sellers:

(i)	cancel the obligation of the Buyers to make the Advance;

(ii)	declare that all or part of the outstanding amount of the Advance be immediately due and reimbursable and that any accrued Surcharge Amount and any other amounts accrued or outstanding under the Transaction Documents be immediately due and payable by the Sellers, at which time they shall become immediately due and reimbursable or payable (as the case may be) and the Sellers shall be obliged to immediately make a payment to the Buyers in accordance with Clause 24.1 (Payments) in an amount equal to such outstanding amount and such interest and other amounts;

(iii)	declare that all or part of the outstanding amount of the Advance be reimbursable by the Sellers on demand, at which time it shall immediately become reimbursable on demand by the Buyers; and/or

(b)	exercise any or all of its rights, remedies, powers or discretions under the Prepayment Documents.

22	CHANGES TO THE PARTIES

22.1	Assignments and transfers by the Buyers

Any Buyer may at any time:

(a)	assign any of its rights (including by way of Security pursuant to the Buyer Assignment Agreement);

(b)	transfer by novation any of its rights and obligations; or

(c)	sell participations in any of its rights and obligations,

under any Transaction Document to:

(i)	the Security Agent; or

(ii)	subject to the Sellers’ prior written consent, to any other person, provided that:

(A)	any such assignment, transfer or sale is made in accordance with, and is permitted under, the Prepayment Facility Agreement; and

(B)	if such assignment or transfer would place the Obligors in breach of the Non-Bank Rules, then the Buyers (or the relevant Buyer) shall ensure that the assignment or transfer is to a Qualifying Bank.

22.2	Assignment and transfers by the Sellers

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Transaction Documents.

22.3	Non-compliant assignments

Any assignment made in violation of this Clause 22 shall be void ab initio.

23	SWISS LIMITATIONS

23.1	Limitations to the Joint Liability of a Swiss Obligor

(a)	If and to the extent that:

(i)	a Swiss Obligor becomes liable to the Buyers for the obligations of any affiliated Swiss Obligor (other than one of its direct or indirect subsidiaries) as a result of its joint liability or otherwise with that affiliated Swiss Obligor - i.e. the latter being either a direct or indirect parent company of the former (up-

stream liabilities) or a sister company of the former (cross-stream liabilities) (hereinafter the ‘Obligations’); and

(ii)	if complying with such Obligations would under Swiss law and practice, constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Swiss Obligor or would otherwise be restricted under Swiss corporate law, (hereinafter the ‘Restricted Obligations’), the Swiss Obligor’s aggregate liabilities for the Restricted Obligations shall be limited to the amount of unrestricted equity capital surplus (including the unrestricted portion of general and statutory reserves, other free reserves, retained earnings and, to the extent permitted by then applicable Swiss law, current net profits) available for distribution of dividends to its shareholders (hereinafter the ‘Maximum Amount’), provided that this is a requirement under then applicable mandatory Swiss law and it being understood that such limitation shall not free the Swiss Obligor from its obligations in excess of the Maximum Amount, but that it shall merely postpone the performance date of those obligations until such time or times as performance is again permitted.

(b)	Immediately after having been requested to perform the Restricted Obligations, the Swiss Obligor shall:

(i)	perform any obligation which is not affected by the above limitations; and

(ii)	in respect of any balance, if and to the extent requested by the Buyers’ Agent or required under then applicable Swiss law:

(A)	provide the Buyers’ Agent with an interim balance sheet audited by its statutory auditors setting out the Maximum Amount;

(B)	to the extent permitted by applicable law, (A) write up or realise any of its assets shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realisation, however, only if such assets are not necessary for the relevant Swiss Obligor’s business (nicht betriebsnotwendig) and/or (B) reduce its share capital to the minimum amount allowed under then applicable law;

(C)	take any further corporate and other action as may be required by the Buyers’ Agent (such as board and shareholders’ approvals and the receipt of any confirmation from its statutory auditors) and other measures required to allow the Swiss Obligor to make the payments agreed hereunder with minimum limitations; and

(D)	immediately thereafter, pay up to the Maximum Amount to the Buyers.

(c)	In relation to payments made hereunder in satisfaction of the Restricted Obligations, the Swiss Obligor shall, if and to the extent required by then applicable Swiss law and subject to any applicable double tax treaties in force at the relevant time, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as is in force at that time) from any such payment, pay any such Tax Deduction to the Swiss Federal Tax Administration and notify and provide evidence to the Buyers’ Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration.

(d)	As soon as possible after a Tax Deduction for Swiss Withholding Tax is made as required by applicable law, the Swiss Obligor shall ensure that: (i) any person which is entitled to a full or partial refund of the Swiss Withholding Tax, is in a position to be so refunded; and (ii) in case any person has received any refund of the Swiss Withholding Tax, it shall pay such refund to the relevant Buyer promptly upon receipt thereof.

(e)	To the extent a Swiss Obligor is required to deduct Swiss Withholding Tax pursuant to this Agreement, and if the Maximum Amount is not fully utilised, the Swiss Obligor shall pay an additional amount so that after making any required deduction of Swiss Withholding Tax the aggregate net amount paid to the Buyers is equal to the amount which would have been paid if no Tax Deduction of Swiss Withholding Tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Maximum Amount. In the event the Tax Deduction is refunded to the relevant Buyer by the relevant Tax authority and a gross-up has been made in a corresponding amount, that Buyer shall forward, after deduction of costs, an amount to the Swiss Obligor which will leave it (after the payment) in the same after-tax position as it would have been if the Tax Deduction had not been required to be made by the Swiss Obligor.

23.2	Limitations resulting from the enforcement of Security

(a)	The provisions set forth above under Clause 23.1 shall apply mutatis mutandis if and to the extent that any Security provided to a Buyer by a Swiss Obligor under any Prepayment Document is enforced for the Obligations, in which case the use of the proceeds from such enforcement (hereinafter the ‘Enforcement Proceeds’) by the Buyers shall be limited pursuant to Clause 23.1. The application of Enforcement Proceeds in excess of the Maximum Amount shall be postponed until the earliest time or times that this is again permitted under then applicable Swiss law.

(b)	In relation to an enforcement of any Security provided by a Swiss Obligor in satisfaction of the Restricted Obligations, if and to the extent that the Enforcement Proceeds are by law subject to Swiss Withholding Tax, the Swiss Obligor must use its best efforts to mitigate, to the extent possible, any Swiss Withholding Tax obligations to be levied on the use of the Enforcement Proceeds, in particular through a notification procedure.

(c)	To the extent a notification procedure is not available, the Buyers undertake to withhold from the Enforcement Proceeds an amount equivalent to the Swiss Withholding Tax at the then applicable rate, and subject to any applicable double taxation treaty or any other applicable treaty, that may be due by the Swiss Obligor to the Swiss Federal Tax Administration from the enforcement by the Buyers of any Security provided by the Swiss Obligor, and forward such amount to the Swiss Federal Tax Administration, in the name and for the account of the Swiss Obligor, upon presentation by the Swiss Obligor to any Buyer of the relevant form of the Swiss Federal Tax Administration, together with its payment order form (which presentation shall be made, if needed, on a monthly basis), it being specified that the Swiss Obligor (i) shall, and shall procure that its affiliates, fully cooperate in any mitigating efforts and in any efforts relating to the transfer of any refunds to the order of a Buyer, and (ii) shall fill in and prepare the relevant form of the Swiss Federal Tax Administration and submit it to the Buyers’ Agent for approval, which approval shall not be unreasonably withheld.

(d)	If Swiss Withholding Tax is to be withheld in accordance with Clause 23.2(c) above, the Buyers shall be entitled to further apply Enforcement Proceeds against the Restricted Obligations up to an amount which is equal to the amount which would have been obtained if no withholding of Swiss Withholding Tax were required whereby such further enforcements shall always be limited to the Maximum Amount. ln case the Enforcement Proceeds irrevocably received by a Buyer pursuant to a refund and additional enforcements have the effect that the Enforcement Proceeds received by the relevant Buyer(s) exceed the obligations secured by the Security provided to the Buyers by the Swiss Obligor, then the relevant Buyer(s) shall return such overcompensation to the relevant Swiss Obligor.

(e)	If and to the extent requested by the Buyers and if and to the extent this is from time to time required under Swiss mandatory law (with regards to restricting profit distributions), in order to allow the Buyers to obtain a maximum benefit under the Prepayment Finance Documents, the Swiss Obligor, and any parent company of the Swiss Obligor shall procure that the Swiss Obligor will take all such measures and/or promptly procure the fulfilment of all prerequisites allowing the prompt application of the Enforcement Proceeds and allowing the Swiss Obligor to promptly perform its obligations and make the (requested) payment(s) thereunder from time to time, including the following:

(i)	the preparation of an up-to-date (interim) audited balance sheet of the relevant Swiss Obligor;

(ii)	the confirmation of the auditors of the relevant Swiss Obligor that the relevant amount represents (the maximum of) freely distributable profits;

(iii)	the prompt convening of a meeting of the shareholders of the relevant Swiss Obligor for the approval of the (resulting) distribution;

(iv)	the conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v)	the revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi)	to the extent permitted by applicable law, (A) write up or realise any of its assets shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realisation, however, only if such assets are not necessary for the relevant Swiss Obligor’s business (nicht betriebsnotwendig) and/or (B) reduce its share capital to the minimum amount allowed under then applicable law; and

(vii)	all such other measures necessary or useful to allow the Buyers to further enforce the Security granted to any Buyer under this Agreement and other indemnity granted under this Agreement and apply proceeds therefrom against the Restricted Obligations with a minimum of limitations.

24	PAYMENT MECHANICS

24.1	Payments

(a)	On each date on which the Sellers (or any of them) are required to make a payment under the Transaction Documents, the relevant Seller(s) shall make the relevant payment for value on the due date at the time and in such funds specified by the Buyers as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payments to the Agent shall be made to the Agent Account.

24.2	Business Days

(a)	Any payment under this Agreement which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.3	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from any Obligor under any Transaction Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

24.4	Application of shortfall payments

(a)	Subject to the provisions of Clause 7 (Discharge of obligations), if on any date any Buyer receives a payment on account of any amounts due from any of the Obligors under this Agreement which is insufficient to settle all such amounts then due from the Sellers under this Agreement, such payment shall be applied in the following order and priority or in such other order or priority as the Buyers’ Agent in its sole discretion shall determine:

(i)	first, in or towards settlement of any due but unpaid fees, costs and expenses of the Buyers under this Agreement;

(ii)	secondly, in or towards settlement of any accrued default interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards settlement of any accrued interest (other than default interest) due but unpaid under this Agreement;

(iv)	fourthly, in or towards reimbursement of any amounts then due in respect of the reimbursement of the outstanding principal amount of the Advance in inverse order of maturity; and

(v)	fifthly, in or towards settlement of any other amount due but unpaid under this Agreement.

(b)	Paragraph (a) above will override any appropriation made by any of the Obligors.

25	SET-OFF

25.1	Subject to Clause 7.3 (Discharge by way of Delivery) and paragraph 25.2 below, all payments to be made by a Party under the Prepayment Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.2	Each Buyer may set off any matured obligation due from the Sellers (or any of them) under the Transaction Documents (to the extent beneficially owned by that Buyer) against any matured obligation owed by that Buyer to the Sellers (or any of them) under the Transaction Documents, regardless of the place in which the obligation arose, the place of payment or currency of either obligation provided that, if that Buyer exercises such set-off rights, that Buyer shall not in any event apply such set-off against amounts owed by the Sellers to the Buyers (or any of them) under the Sale and Purchase Agreements exclusively and which do not relate to the Prepayment Documents. If the obligations which are to be set off are in different currencies, that Buyer may convert either obligation at a market rate of exchange used in its usual course of business for the purpose of the set-off.

25.3	No Obligor shall set off any matured obligation due from a Buyer under any Transaction Document against any matured obligation owed by any of the Obligors to that Buyer other than in respect of the set-off of any Deduction Amount pursuant to Clause 7.3 (Discharge by way of Delivery).

26	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Transaction Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

26.2	Addresses

(a)	The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Buyer and each Seller for any communication or document to be made or delivered under or in connection with the Transaction Documents is that identified with its name below or any substitute address or email address or department or officer as any Seller may notify to the Buyers’ Agent (or the Buyers’ Agent may notify to the Sellers, if a change is made by a Buyer) by not less than five (5) Business Days’ notice.

(b)	The addresses referred to in paragraph (a) above are as follows:

(i)	The Sellers:

	Address:	XXXXXXXXXXXX

	Email:	XXXXXXXXXXXX

(ii)	The Buyers:

	Address:	XXXXXXXXXXXX

	Attention:	XXXXXXXXXXXX

	Email:	XXXXXXXXXXXX /

26.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Transaction Documents will only be effective:

(i)	if by way of email, when actually received in readable form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to a Buyer will be effective only when actually received by that Buyer and then only if it is expressly marked for the attention of the department or officer identified with that Buyer’s details above (or any substitute department or officer as that Buyer shall specify for this purpose).

26.4	English language

(a)	Any notice given under or in connection with any Transaction Document must be in English.

(b)	All other documents provided under or in connection with any Transaction Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Buyers, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with the Transaction Documents, the entries made in the accounts maintained by the Buyers are prima facie evidence of the matters to which they relate.

27.2	Certificates and determinations

Any certification or determination by the Buyers’ Agent of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred-sixty (360) days or, in any case where the Buyers’ Agent determines that market practice differs, in accordance with that market practice.

28	PARTIAL INVALIDITY

If, at any time, any provision of any Transaction Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of the Transaction Documents nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of a Buyer, any right or remedy under any Transaction Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Transaction Document. No election to affirm any Transaction Document on the part of a Buyer shall be effective unless it is in writing. No single or partial exercise of any right or remedy of a Buyer provided in the Transaction Documents shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies of each Buyer provided in the Transaction Documents are cumulative and not exclusive of any rights or remedies provided by law.

30	AMENDMENTS AND WAIVERS

Any term of the Transaction Documents may be amended or waived only with the consent of the Buyers’ Agent (with the consent of the Agent acting on behalf of the Prepayment Facility Lenders) and the Sellers and any such amendment or waiver will be binding on each Party.

31	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

32	NO ADVISORY OR FIDUCIARY RESPONSIBILITY

32.1	In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), each Seller acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:

(a)	no fiduciary, advisory or agency relationship between the Sellers and their Affiliates and the Buyers is intended to be or has been created in respect of the transactions contemplated hereby or by the other Transaction Documents, irrespective of whether the Buyers have advised or are advising the Sellers or any of their Affiliates on other matters;

(b)	it has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate;

(c)	it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents;

(d)	the Buyers do not have any obligation to it or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and

(e)	the Buyers and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Sellers and their Affiliates, and the Buyers do not have any obligation to disclose any of such interests to the Sellers or their Affiliates.

32.2	To the fullest extent permitted by law, each Seller hereby waives and releases any claims that it may have against each Buyer with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

33	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

34	ENFORCEMENT

34.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a ‘Dispute’).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, the Buyers shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Buyers may take concurrent proceedings in any number of jurisdictions.

(d)	For the avoidance of doubt, (i) collection procedures (’procesos ejecutivos’) exclusively for the enforcement of payments under each Promissory Note governed by Colombian law and (ii) execution procedures (procesos de ejecución) under each Security Document, shall be subject to the jurisdiction of the competent courts of Colombia.

34.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Seller:

(i)	irrevocably appoints Gran Tierra UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Prepayment Document; and

(ii)	agrees that failure by its agent for service of process to notify the relevant Seller of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the relevant Seller must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Buyers.

(c)	Nothing in this Clause 34 (Enforcement) shall prevent the Buyers from seeking injunctive or other emergency relief against the other at any time in a court having competent jurisdiction.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

signatures

THE SELLERS

The Original Seller

Executed as a deed by GRAN TIERRA ENERGY COLOMBIA GMBH acting by Pedro E. Zutara, who, in accordance with the laws of Switzerland, is acting under the authority of the company	) ) ) ) )

/s/ Pedro Zutara
Authorised signatory

The Additional Sellers

Executed as a deed by GRAN TIERRA OPERATIONS COLOMBIA GMBH acting by Pedro E. Zutara, who, in accordance with the laws of Switzerland, is acting under the authority of the company	) ) ) ) )

/s/ Pedro Zutara
Authorised signatory

Executed as a deed by GRAN TIERRA ENERGY ECUADOR 1 GMBH acting by Pedro E. Zutara, who, in accordance with the laws of Switzerland, is acting under the authority of the company	) ) ) ) )

/s/ Pedro Zutara
Authorised signatory

Executed as a deed by GRAN TIERRA ENERGY ECUADOR 2 GMBH acting by Pedro E. Zutara, who, in accordance with the laws of Switzerland, is acting under the authority of the company	) ) ) ) )

/s/ Pedro Zutara
Authorised signatory

[Signature Page to PA ARA]

THE BUYERS

The Original Buyer

Signed, sealed and delivered by TRAFIGURA PTE LTD, acting by Stephan Jansma and Heloise De Courson, who, in accordance with the laws of Singapore, are acting under the authority of the company	) ) ) ) ) )

/s/ Stephan Jansma
Authorised signatory

/s/ Heloise De Courson
Authorised signatory

The Additional Buyer

Signed, sealed and delivered by TRAFIGURA MARKETING COLOMBIA S.A.S., acting by Carlos Forero, who, in accordance with the laws of Colombia, is acting under the authority of the company	) ) ) ) ) )

/s/ Carlos Forero
Authorised signatory

[Signature Page to PA ARA]